UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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HANCOCK WHITNEY CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 9, 2021

To Our Shareholders:

For Hancock Whitney and the world, 2020 began with optimism, gave way to economic uncertainty as a result of a global pandemic, but will be remembered for our innovative, creative teams finding ways to be available for the people and communities depending on us. The ideals at the heart of who we are remained unchanged, once again sustaining and steering us toward a brighter horizon in 2021.

Financial Highlights

We ended 2020 on a positive note, with fourth quarter EPS of $1.17 despite reporting a $0.54 loss for the year. This loss is due, in part, to COVID-19 and its ongoing impact on the economy beginning in mid-March 2020. In the first half of 2020, we began de-risking efforts which included building a reserve for potential credit losses, divesting almost $500 million of our energy loan portfolio, taking an additional provision for credit losses related to the energy loan sale, and issuing $172.5 million in new subordinated debt. As a result of these efforts, we returned to solid profitability in the second half of the year. (See Page 29 for additional financial highlights).

During 2020, we participated in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP), issuing $2.4 billion in PPP loans to more than 13,000 clients and we are participating in the new/extended CARES Act in 2021.

This year, we saw our stock close at a low of $15.40 on March 2020 (days after the COVID-19 lockdown), and recover to close the year at $34.02 on December 31, 2020. This more than double stock price recovery can be attributed to a stock market that rallied from good news about vaccines and the presidential election results and our de-risking efforts early in the year.

Committed to Service amid COVID-19

Hancock Whitney proactively developed protocols to keep associates and clients safe while continuing to meet their needs as we witnessed the onset of a worldwide coronavirus emergency. We adopted Center for Disease Control (CDC) recommendations to keep drive-thrus open and bank by appointment while also encouraging clients to use our mobile banking app and online banking.

We collaborated with hometown businesses to provide more than 8,000 meals to healthcare teams and committed more than $2.5 million to COVID-19 community relief efforts across the Gulf South.

New Twist to Teamwork

To help mitigate the spread of COVID-19, many of our 4,000 associates initially transitioned to remote work, proving that teamwork can bring successful client service and business continuity. Client-facing associates began wearing protective face coverings and social distancing became a routine requirement.

Weathering the Storms

The 2020 Atlantic hurricane season proved to be one for the history books, with a record-breaking 30 named tropical storms, four of which affected communities Hancock Whitney calls home. Within hours of the hurricane winds subsiding, Hancock Whitney associates created makeshift teller lines, opened financial centers with generators and flashlights, and deployed the mobile banking unit to assist clients. We served more than 36,000 hot meals prepared by local eateries and handed out more than 500,000 pounds of ice to the communities we serve.

Moving Together Toward Better Days

During the darkest days of 2020, our associates’ resolve to serve our clients and communities radiated across our company. That kind of commitment is not new to Hancock Whitney; it has been our standard operating procedure since we opened our doors. Our core values form the cornerstone of our organization and will stand steadfast as we work together with people and businesses we serve to see that our communities and our company—your Hancock Whitney—carry on and stay strong.

Our board of directors, executive teams, and associates thank you for your continued confidence in Hancock Whitney.

With gratitude,

Jerry L. Levens Chairman of the Board	John M. Hairston President & CEO

March 9, 2021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

Hancock Whitney Corporation (the Company) will hold its Annual Meeting of Shareholders on Wednesday, April 21, 2021, at 10:30 a.m. Central Time. Due to the public health concerns of the COVID-19 pandemic and to support the health and well-being of our shareholders, employees and directors, the annual meeting will be held in virtual-only format via audio webcast. To attend the annual meeting, go to www.virtualshareholdermeeting.com/HWC2021 and log in using the control number on your proxy card, voting instruction form or notice. The annual meeting will be held for the following purposes:

1.	To elect five directors to serve until the 2024 annual meeting;

2.	To approve, on an advisory basis, the compensation of our named executive officers; and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2021.

Only holders of record of shares of our common stock at the close of business on February 26, 2021 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. We direct your attention to the attached proxy statement for more complete information regarding the matters to be acted upon at the annual meeting.

Your vote is important, whether or not you expect to attend the meeting. If voting by mail, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may later revoke your proxy and vote during the meeting.

By order of the Board of Directors,

Jerry L. Levens Chairman of the Board	John M. Hairston President & CEO

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 21, 2021:

The notice of annual meeting, proxy statement, proxy card and the 2020 annual report for the period ending

December 31, 2020, are available at https://materials.proxyvote.com/410120

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider prior to voting. Please read the entire proxy statement carefully before voting.

2021 Annual Meeting Information (see pages 4 - 8)

Date: Time: Location: Record Date: Admission:

Wednesday, April 21, 2021

10:30 a.m., Central Time

Please visit www.virtualshareholdermeeting.com/HWC2021

February 26, 2021

To attend and participate in the meeting, you will need the control number included on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail prior to the meeting as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

Items of Business
Proposal	Board Recommendation	Page Number
1. Elect five directors to serve until the 2024 annual meeting	FOR all Nominees	8
2. Approve, on an advisory basis, the compensation of our named executive officers	FOR	51
3. Ratify the selection of PricewaterhouseCoopers LLP, our independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2021	FOR	55

Fiscal 2020 Company Performance Highlights (see page 29-30)

For our company and countless others, 2020 was an eventful year. We dealt with the pandemic and the resultant broad impact to the economy, our communities and our operations while continuing to meet the financial needs of our customers with unwavering teamwork, commitment to service and strength under pressure. To mitigate the effects of the slowdown in economic activity, we executed strategies to reduce risk in our balance sheet, enhance our liquidity and capital positions, and improve overall efficiency. During the year, we divested a significant portion of our energy loan portfolio, issued $172.5 million of subordinated debt (which is included in Tier 2 regulatory capital), and built credit reserves to 2.20% of total loans. At December 31, 2020, assets totaled $33.6 billion, up 10% compared to the prior year, with loans of $21.8 billion and deposits totaling $27.7 billion. Capital remained well above regulatory minimums, including the conservation buffer, and our liquidity position is very strong.

●

Net loss of $45.2 million included a $603 million provision for credit losses attributable to the energy loan portfolio sale and expected credit losses largely attributable to the financial impact of COVID-19 on our borrowers

●

Operating pre-provision net revenue (PPNR)* was $491.2 million, up $3 million compared to 2019, with an increase in operating revenue (te)* of $54 million, partially offset by an increase in operating expense of $51 million

●	Net interest margin was 3.27%, a decrease of 17 basis points (bps) from 2019, as a result of both the sharp contraction in interest rates and a changing portfolio mix
●	Net operating loss carryback provisions included in the CARES Act contributed to additional tax benefits in 2020, with a total net income tax benefit of $79.6 million for the year
●	Loans totaled $21.8 billion, up $0.6 billion from December 31, 2019, which includes PPP loans of $2.0 billion
●

Criticized commercial loans declined $188 million, or 32%, and total nonperforming loans declined by $163 million, or 53%, from December 31, 2019, largely reflecting the sale of a significant portion of our energy portfolio

●	Total assets at December 31, 2020 were $33.6 billion, up $3.0 billion, or 10%, from December 31, 2019

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Deposits of $27.7 billion at December 31, 2020, increased $3.9 billion, or 16%, compared to the prior year; noninterest bearing deposits comprised 44% of total deposits at December 31, 2020, compared to 37% for the prior year end

●

Capital ratios remain strong and well above regulatory minimums, with common equity tier 1 equity (CET1) of 10.61% at December 31, 2020, compared to 10.50% at December 31, 2019. Dividends were maintained throughout 2020

* For more information and for a reconciliation of this and other non-GAAP financial measures, refer to Appendix A to this proxy statement.

Corporate Governance Highlights

Independent Oversight

●	Independent director, Jerry L. Levens, serves as the chairman of our board. His responsibilities and duties help ensure our board’s independent functioning.
●	With the exception of Mr. Hairston, who is our only employee director, all of our directors are independent under the listing standards of The NASDAQ Stock Market, LLC.
●	Our independent directors meet regularly in executive session without members of management.
●	With the exception of our executive committee, which includes Mr. Hairston, our board committees and committee leadership are comprised entirely of independent directors.

Shareholder Engagement

●	We strive to maintain open and transparent communications with our shareholders and aim to optimize opportunities for engagement.
●

We utilize various channels to engage with shareholders and analysts including face-to-face and virtual meetings, conferences, road shows, investor calls, quarterly earnings calls, and annual shareholder meetings, as well as distributing regular communications through our quarterly shareholder letter, annual proxy statement and annual Environmental, Social Responsibility and Governance (ESG) Report.

●

In 2020, we communicated with approximately 250 analysts and investors (both current and potential holders) at 15 different investor conferences or industry sponsored calls, and in individual management calls.

●	We maintain ongoing responsiveness to institutional and retail shareholders who directly contact us, and we remain committed to timely follow-up.

Diversifying and Refreshing the Board’s Perspective

●	Our board has adopted a “Rooney Rule” to ensure diverse candidates are included in the pool from which it selects director nominees.
●	Our board values fresh perspectives and 35% of our directors have been added since 2016.
●	60% of the directors added to our board since 2016 are women and 28% of our current directors are women.
●	Three of the four women on our board have leadership roles.
●	Our ongoing director training program provides continuing education on various issues of importance to the Company.
●	We have a mandatory retirement policy for directors that prohibits re-election after their 72nd birthday.
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Our board has established an ongoing board succession planning process to ensure our board continues to have the depth and breadth of experience and perspective needed for a strong financial institution.

Good Governance Practices

●	Our Corporate Governance and Nominating Committee is responsible for overseeing the Company’s environmental, social, and governance strategies and initiatives.
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We have established a Sustainability Committee chaired by our Chief Risk Officer and comprised of senior executives. This management committee is responsible for assisting with the development and implementation of strategies and initiatives relating to the environment, social responsibility and sustainable growth generally.

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In 2019, we began publishing an annual ESG Report, which is available on our Investor Relations website at investors.hancockwhitney.com under the Corporate Overview tab. In our latest ESG Report, we have included a disclosure relating to our commercial banking activities that aligns with the Sustainability Accounting Standards Board standards.

●	Each member of our Audit Committee has banking or related financial management expertise and four of the five members are “financial experts” as defined by the SEC.

●	Our Insider Trading Policy prohibits directors, officers and other employees from hedging Hancock Whitney stock.
●	During 2020, none of our directors held shares of Company stock that were pledged.
●	We have stock ownership and retention guidelines for directors and executive officers.
●	During 2020, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the board and the committees of the board on which he or she served.
●	Our directors perform an annual evaluation of the board to satisfy its obligation to represent the long-term interests of our shareholders, customers, communities and associates.
●	Our Corporate Governance Guidelines prohibit our directors from serving on more than three other public company boards in addition to our board.

Executive Compensation Best Practices (see pages 31- 32)

●	Significant percentage of executive target compensation is performance-based. Greater than 70% of our CEO’s and 60% of our other NEO’s total target direct compensation is performance-based.
●	Majority of long-term incentives awarded to executives are performance-based. For 2020, only performance-based awards were issued resulting in 100% performance weighting for the CEO and NEOs.
●	Mandated post-vest holding periods for stock awards. Long-term incentive awards granted to our executive officers include a mandatory two-year post-vest holding requirement.
●	No excise tax gross-up provisions in change in control agreements. None of the change in control agreements for our NEOs or other executives provide for excise tax gross-ups.
●	Clawback policy. We have a clawback policy that empowers the Board to recover certain compensation paid if there is a material restatement of financial statements.
●	Limited perquisites. We generally provide only limited perquisites to our executives.
●

Executive stock ownership requirements. Our CEO is required to own the lesser of either 90,000 shares of Company common stock or stock worth five times his base salary, and our other executive officers must own the lesser of either 30,000 shares of Company common stock or stock worth three times their base salary.

Current Directors and Director Nominees
Name	2021 Nominee	Director Since	Independent	Position	Current Committee Memberships
John M. Hairston	✓	2006	—	President of the Company and Chief Executive Officer of the Company and the Bank	Executive
James H. Horne	✓	2000	✓	Co-owner and President of Handy Lock Self Storage Centers; real estate developer	Compensation Corporate Governance & Nominating (Chair) Executive
Suzette K. Kent	✓	2020	✓	Former Federal Chief Information Officer of the United States	Board Risk
Jerry L. Levens (Chairman of the Board)	✓	2009	✓	Retired Partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC	Audit Compensation Executive (Chair)
Christine L. Pickering	✓	2000	✓	Owner of Christy Pickering, CPA; Litigation Support Expert	Audit (Chair) Board Risk Corporate Governance & Nominating Executive
Frank E. Bertucci		2000	✓	President of F.E.B. Distributing Co., Inc. and Chief Executive Officer of Capital City Beverage	Board Risk (Chair) Corporate Governance & Nominating Executive
Hardy B. Fowler		2011	✓	Managing Member of Hardy B. Fowler L.L.C.	Audit Compensation (Chair) Executive

Name	2021 Nominee	Director Since	Independent	Position	Current Committee Memberships
Randall W. Hanna		2009	✓	Dean and Chief Executive Officer of Florida State University Panama City	Board Risk Executive
Constantine S. Liollio		2016	✓	President of Plains Midstream Canada ULC	Compensation (Vice Chair) Executive
Sonya C. Little		2016	✓	Executive Vice President and Chief Administrative Officer of Strategic Property Partners	Audit (Vice Chair) Board Risk Corporate Governance & Nominating
Thomas H. Olinde		2009	✓	President of Olinde Hardware and Supply Co., Inc. and Managing Member and Director of B. Olinde and Sons Co., LLC	Compensation Corporate Governance & Nominating (Vice Chair)
Robert W. Roseberry		2001	✓	Owner and operator of Pine Lake Farms, LLC; former bank executive	Audit Board Risk
Joan C. Teofilo		2016	✓	President and Chief Executive Officer of The Energy Authority	Board Risk (Vice Chair)
C. Richard Wilkins		2016	✓	Sole Member, C. Richard Wilkins, Attorney at Law, PLLC	Board Risk Corporate Governance & Nominating

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these materials because you owned shares of our common stock at the close of business on February 26, 2021, the record date for the meeting, and are entitled to vote those shares at the meeting. All materials for the 2021 annual meeting are available to you online at https://materials.proxyvote.com/410120 beginning March 9, 2021 and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes information you should consider in connection with your vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting to vote your shares.

When and where is the annual meeting?

We will hold the annual meeting on Wednesday April 21, 2021, at 10:30 a.m. Central Time. Due to the public health concerns of the COVID-19 pandemic and to support the health and well-being of our shareholders, employees and directors, the annual meeting will be held in a virtual-only format via audio webcast. Shareholders will be able to attend the annual meeting by visiting www.virtualshareholdermeeting.com/HWC2021. There will be no physical, in-person meeting. See “How can I attend the annual meeting?” below regarding how to attend the meeting.

How can I attend the annual meeting?

If you are a shareholder of record or beneficial owner of common stock holding shares on February 26, 2021, the record date, you may attend the meeting by visiting www.virtualshareholdermeeting.com/HWC2021 and logging in by entering the control number found on your proxy card, voting instruction form or notice, as applicable.

Shareholders who cannot locate their control number and whose shares are (i) held of record (directly with our transfer agent) or (ii) credited to their employee account in the Hancock Whitney Corporation 401(k) Savings Plan, may contact our Investor Relations team at InvestorRelations@hancockwhitney.com to receive a duplicate control number. Shareholders who cannot locate their control number and whose shares are held in street name (through a broker, bank or other nominee) should contact their broker or nominee to receive a duplicate control number.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2020 annual report, to shareholders by providing access to these documents online instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online. We have elected electronic access to our proxy materials to save the Company the cost of producing and mailing these documents. We believe this expedites shareholder receipt of proxy materials, lowers the costs incurred by us and conserves natural resources. The notice also provides instructions on how to submit your proxy and vote online or by phone. If you would like to receive a printed copy or emailed copy of our proxy materials free of charge, please follow the instructions set forth in the notice to request the materials.

Who is soliciting my proxy?

Our Board of Directors (our Board) is soliciting a proxy to vote the shares that you are entitled to vote at our 2021 annual meeting, whether or not you attend the meeting. By completing, signing, dating and returning the proxy card or voting instruction card, or submitting your proxy online or by phone with your voting instructions, you are authorizing the proxy holders to vote your shares at our annual meeting in accordance with your instructions.

Who may vote at the annual meeting?

You may vote at the annual meeting if you owned Company common stock at the close of business on February 26, 2021, the record date for the meeting. You are entitled to one vote for each share of our common stock held by you on the record date, including shares:

●	held directly in your name with our transfer agent (with respect to such shares you are referred to as the “shareholder of record”);

●	held for you in an account with a broker, bank or other nominee (such shares are considered to be held in “street name”); and

●	credited to your employee account in the Hancock Whitney Corporation 401(k) Savings Plan (the Hancock Whitney 401(k) plan).

How many shares must be present to hold the annual meeting?

A majority of the outstanding shares of our common stock as of the record date must be present at the annual meeting to convene the meeting and conduct business. This is called a quorum. On the record date, there were 88,472,258 shares of our common stock outstanding and entitled to vote. Accordingly, 44,236,130 shares of our common stock constitute a quorum. If you are a street name holder and you do not instruct your broker or nominee how to vote your shares on any of the proposals, and your broker or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, shareholders of record who are present at the annual meeting virtually (see “How can I attend the annual meeting” above for information on how to attend virtually) or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

What proposals are scheduled for a vote at the annual meeting?

There are three proposals scheduled for a shareholder vote at the annual meeting:

1.	To elect five directors to serve until the 2024 annual meeting;

2.	To approve, on an advisory basis, the compensation of our named executive officers; and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2021.

How do I vote my shares and ask questions during the annual meeting?

Shareholders may vote and submit questions during the annual meeting by following the instructions available on the virtual meeting website. Technical assistance will be available for those attending the meeting. See “How can I attend the annual meeting?” above regarding how to attend the meeting.

Shareholders may also submit questions in advance of the meeting at www.proxyvote.com by entering the control number found on their proxy card, voting instruction form or notice, as applicable, and following the instructions on that site. We encourage shareholders who wish to submit a question to read our rules and procedures for the conduct of the annual meeting appearing on the proxy vote and virtual shareholder meeting websites.

Even if you plan to attend the annual meeting, we encourage you to submit your voting instructions and proxy online, by phone or by mail (as described below) so your shares will be counted as present and voted if you later decide not to attend.

How do I vote my shares without attending the annual meeting?

Whether you hold shares in your own name, in street name or through the Hancock Whitney 401(k) plan, you may vote your shares without attending the annual meeting.

Shareholders of Record and Shareholders through the Hancock Whitney 401(k) Plan: You may submit a proxy to vote your shares in any of the following ways:

●

Online – You may submit your proxy and voting instructions online by following the instructions on the notice or proxy card prior to the deadline for online submissions. If you submit your proxy and voting instructions online, you do not need to return a proxy card. The online submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received. The deadline for online submissions is 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on April 20, 2021.

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By Phone – You may submit your proxy and voting instructions by using any touch-tone telephone and following the instructions on the notice or proxy card prior to the deadline for telephone submissions. If you submit your proxy and voting instructions by telephone, you do not need to return a proxy card. The telephone submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received. The deadline for phone submissions is 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on April 20, 2021.

●

By Mail – If you received or requested printed materials, you may submit your proxy and voting instructions by mail by completing, signing, dating, and returning your proxy card in the postage prepaid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and your title or capacity. The Corporate Secretary must receive your proxy card by 9:00 a.m. Central Time on April 20, 2021 in order for your shares to be voted.

Street Name Shareholders: For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if permitted by your broker or nominee, submit voting instructions online. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

What happens if I submit a proxy without complete instructions or if I do not vote at all? On which proposals may my shares be voted without receiving voting instructions from me?

If you properly complete, sign, date, and return a proxy or voting instruction card, or submit your proxy online, your stock will be voted as you specify.

If you do not submit a proxy or voting instruction card, or if you submit a properly executed proxy with incomplete voting instructions, whether your shares may be voted depends upon two factors – whether you are a shareholder of record or a street name shareholder and, if you are a street name shareholder, whether the proposal is considered routine or non-routine under New York Stock Exchange rules that apply to securities intermediaries (such as brokers, banks, and other nominees).

Shareholders of Record and Shareholders through the Hancock Whitney 401(k) Plan: If you do not provide voting instructions on any matter (either by not returning a proxy card or not voting online or due to incomplete voting instructions) and you do not vote during the meeting, your shares will not be voted on the matter for which instructions are not received. If you do not submit a proxy at all and do not vote during the annual meeting, your shares will not be voted on any matter. However, if you submit a properly executed proxy card but do not provide voting instructions, your proxy will vote as recommended by the Board of Directors, which will be as follows at the 2021 Annual Meeting: FOR all five nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3 and as the proxies decide on any matter properly brought before the meeting.

Street Name Shareholders: If you hold shares in street name and you do not provide voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee only has discretionary authority to vote your shares on routine matters. The proposal to ratify the Board’s selection of the independent registered public accounting firm is considered a routine matter. However, the proposal to elect directors and the say-on-pay proposal are each considered non-routine matters and if you do not provide voting instructions on those non-routine proposals your shares will not be voted on those proposals.

A broker non-vote occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the broker non-vote) on non-routine matters with respect to which you have not given voting instructions.

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how the Board of Directors recommends that you vote on each proposal, what vote is required for each proposal to be approved, and how abstentions, withheld votes, and broker non-votes will affect the outcome of each proposal.

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2021

Your Voting Options	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the five nominees.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.

Recommendation of the Board of Directors	The Board recommends you vote “FOR” each of the five nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

Vote Required for Approval	Plurality of the votes cast*	Majority of the votes cast	Majority of the votes cast

Effect of Withheld Vote or Abstention	No effect	No effect	No effect

Effect of Broker Non-vote	No effect	No effect	Not applicable

*	A plurality vote means that the five nominees who receive the five highest numbers of votes cast in the election of directors will be elected as directors, even if less than a majority.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one notice, proxy card or voting instruction card, it means you hold shares registered in more than one name, or through multiple street name accounts. To ensure that all of your shares are represented at the meeting and voted, complete, sign, date and return each proxy card or voting instruction card, or if you submit your proxy and voting instructions online or by phone, do so for each notice, proxy card and voting instruction card you receive. If you plan to vote during the annual meeting, please refer to “How do I vote my shares and ask questions during the annual meeting?” above for additional information.

May I change my vote?

Yes. Your proxy may be revoked or changed at any time before it is voted by providing notice of revocation in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date, by a later-dated online vote, or by voting during the annual meeting. Written notice should be provided to Joy Lambert Phillips, our Corporate Secretary, at or before the annual meeting. Ms. Phillips’ office is located in Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, Mississippi 39501. The notice must be received prior to the exercise of the proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

If you hold shares in street name, you must follow your broker’s instructions to change your vote.

Who pays for soliciting proxies?

The Company pays all costs of soliciting proxies. In addition, directors, officers and regular employees of the Company and its banking subsidiary, Hancock Whitney Bank (the Bank), may solicit proxies by mail, telephone, email or personal interview, but will not receive additional compensation for such solicitations.

Could other matters be considered and voted upon at the annual meeting?

Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our Bylaws, the deadline has expired for any shareholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote in his discretion on such matter.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of our common stock.

How do I obtain additional copies of SEC filings?

Copies of all of our filings with the SEC may be obtained free of charge by clicking on “SEC Filings” on our Investor Relations website at investors.hancockwhitney.com.

If you would like to receive a printed copy of our reports on Forms 10-K and 10-Q as filed with the SEC, you may request these by contacting Trisha V. Carlson, Manager, Investor Relations, Hancock Whitney Corporation, by mail at P. O. Box 4019, Gulfport, Mississippi 39502; or by phone at (504) 299-5208 or toll free (800) 347-7272; or by sending an e-mail to the following address: InvestorRelations@hancockwhitney.com. We will provide printed copies of our Forms 10-K and 10-Q to you free of charge (including any financial statements and financial statement schedules), but delivery of any other exhibits to those filings will require advance payment of a fee.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Articles of Incorporation authorize the Board to determine how many directors the Company will have, provided that the Company must at all times have at least nine directors, divided into three classes. As of the record date, we had 14 directors, 13 of whom are independent and five of whom have terms expiring at the annual meeting.

Director Election Requirements

Directors are elected by a plurality of the votes cast, which means that the five director nominees who receive the highest number of shares voted “for” their election are elected to the Board. Our Board has adopted a director resignation policy, which provides that if a director standing for election receives a greater number of “withheld” votes than “for” votes, the director will promptly tender his or her resignation. The Corporate Governance and Nominating Committee (the Corporate Governance Committee) will recommend to the Board whether to accept or reject the resignation and otherwise address any noted shareholder concerns. The Board will act on the Corporate Governance Committee’s recommendation within 90 days of the annual meeting, and the Company will disclose the Board’s decision and any other material information on a current report on Form 8-K filed with the SEC.

In the unexpected event that, prior to the date of the annual meeting, any nominee becomes unwilling or unable to serve, it is intended that the proxy holders will vote for the election of any replacement nominee recommended by the Board.

Nominations for election to the Board may be made as set forth under the heading “Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee” on page 25 of this proxy statement.

Nominees for Election as Directors

The five directors described below have terms expiring at the annual meeting and have been nominated for election.

Director Nominees
Name	Director Since	Position	Current Committee Memberships
John M. Hairston	2006	President of the Company and Chief Executive Officer of the Company and the Bank	Executive
James H. Horne Independent	2000	Co-owner and President of Handy Lock Self Storage Centers; real estate developer	Compensation Corporate Governance & Nominating (Chair) Executive
Suzette K. Kent Independent	2020	Former Federal Chief Information Officer of the United States	Board Risk

Director Nominees
Name	Director Since	Position	Current Committee Memberships
Jerry L. Levens (Chairman) Independent	2009	Retired Partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC	Audit Compensation Executive (Chair)
Christine L. Pickering Independent	2000	Owner of Christy Pickering, CPA; Litigation Support Expert	Audit (Chair) Board Risk Corporate Governance & Nominating Executive

The Corporate Governance Committee met in February 2021 to evaluate each of the nominees standing for election. Based on the Corporate Governance Committee’s evaluation and unanimous recommendation, the Board has nominated each of these directors for election as directors for a three-year term expiring at the Company’s 2024 annual meeting.

Composition Highlights

As a whole, our board of directors has a wide range of skills and expertise including those listed in the director biographies below, and is comprised of four women and ten men and one individual that self identifies as African American. This year’s nominees demonstrate the following areas of skill and expertise, among others1.

•   Federal and state government regulation

•   Knowledge of Gulf Coast markets

•   Mergers and acquisitions

•   Risk management

•   Strategic planning

•   Corporate governance

•   Regulated utility industry experience

•   Financial services company leadership

•   Public company leadership

•   Technology, e-commerce and digital product delivery

•   Commercial experience

•   Management of national and international business operations

•   Executive leadership

•   Cybersecurity and financial crimes experience

•   Real estate development

•   Finance, accounting and audit expertise

These areas of skill and expertise are in addition to the qualifications, qualities and skills we look for in all of our directors, as described under the heading “Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee” on page 25 of this proxy statement, all of which are more fully described in the nominees respective biographies below.

The Corporate Governance Committee regularly assesses the composition of the Board and the qualifications and skills of each director. In recommending candidates for nomination, the Corporate Governance Committee takes into consideration a number of factors, including the expertise, qualifications, qualities and skills described above. The Corporate Governance Committee and the Board believe that each nominee is well qualified to be a Hancock Whitney director.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL FIVE NOMINEES.

1 On a self-reported basis.

INFORMATION ABOUT OUR DIRECTORS

The following sets forth self-reported biographical information we have obtained from the director nominees and continuing directors, including each director’s age on the record date, tenure, business experience and current director positions with other public companies. The following also sets forth the director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company.

Nominees for Election at the Annual Meeting with Terms Expiring in 2024

John M. Hairston Age: 57 Director since 2006	Position President and CEO of Hancock Whitney Corporation and CEO of Hancock Whitney Bank Committee Membership Executive

Background

Mr. Hairston has served as President of the Company since 2014 and as Chief Executive Officer of the Company and the Bank since 2008. Prior to becoming President of the Company, he served as its Chief Operating Officer from 2008 to 2014.

Mr. Hairston was a faculty member of the Graduate School of Banking at LSU in Baton Rouge, Louisiana, and at the Georgia Banking School in Athens, Georgia. He also currently serves on the Board of Directors of the Gulf Coast Business Council.

Expertise Highlights

—	Bank regulation
—	Corporate governance
—	Mergers and acquisitions
—	Public company leadership
—	Strategic planning

Mr. Hairston’s significant banking experience makes him an asset to our Board. In addition, the business, leadership and management skills he has developed as our President and Chief Executive Officer and formerly as Chief Operating Officer give him a unique insight into our Company’s operations and challenges, and combine to make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Hairston has served on the boards of numerous professional and civic organizations and universities, and as a commissioner for the State of Mississippi Gaming Commission, including holding various leadership positions. He currently serves as Trustee on the Executive and Audit Committees of the National World War II Museum, as well as Trustee of the World War II Theatre, Inc. and the WWII Pavilions, Inc., nonprofit organizations in New Orleans, Louisiana, and on the board of the Mississippi Aquarium Foundation, a nonprofit organization on the Mississippi Gulf Coast. Mr. Hairston was recently honored as a Louisiana Appleseed Good Apple, by Louisiana Appleseed, a public interest advocacy group, for his support of civil legal aid programs that assist in the removal of legal barriers to homeownership.

James H. Horne Age: 69 Director since 2000 Independent	Position Co-Owner and President of Handy Lock Self Storage Centers and Real Estate Developer Committee Membership Compensation | Corporate Governance (Chair) | Executive

Background

Mr. Horne has been co-owner and President of Handy Lock Self Storage Centers since 1993, and has been a real estate developer since 1979. In addition to managing business operations, he oversees the online payment and e-commerce operations of over 4,100 storage units and customers and also manages several large industrial warehouses. Mr. Horne has been involved in the appraisal, management and development of real estate on the Mississippi Gulf Coast since 1974. He spent over 30 years as an MAI real estate appraiser on the Mississippi Gulf Coast, during which he prepared feasibility analyses of income producing properties, which included analysis and forecasting income and expenses and complex leases. His extensive appraisal experience has involved commercial and industrial properties, as well as timberlands, and has been sought and utilized by banks throughout the Gulf Coast market. In addition to his appraisal career, Mr. Horne also has experience in the real estate development business, having developed subdivisions and a chain of self-storage facilities on the Mississippi Gulf Coast and in the Mobile, Alabama area. Prior to joining our board, he served as a director of Hancock Bank from 1995 to 2000. In addition to his current committee service, Mr. Horne has previously served on our Audit Committee and Board Risk Committee.

Expertise Highlights

—	Executive leadership
—	Finance
—	Knowledge of the Gulf Coast markets
—	Real estate development
—	Technology and e-commerce

Mr. Horne’s substantial real estate investment and appraisal experience, his broad business experience, and his extensive knowledge of the Gulf Coast and its real estate market combine to make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Horne has served on the boards of various professional and civic organizations, including holding leadership positions.

Suzette K. Kent Age: 53 Director since 2020 Independent	Position Former Federal Chief Information Officer of the United States Committee Membership Board Risk

Background

Ms. Kent served as the Federal Chief Information Officer of the United States from February 2017 until July 2020. During her service, Ms. Kent was responsible for leading technology policy and administration transformation initiatives across the Executive Branch agencies of the federal government. Prior to that, Ms. Kent was a financial services business transformation Principal at EY from November 2015 until February 2017, where she led practice teams across banking and capital markets to deliver transformational change for technology, business process, regulatory compliance and product innovation to clients across the globe. Prior to her position at EY, Ms. Kent was a Managing Director at J.P. Morgan from August 2008 until August 2015, where she served first as Global Project Management Executive – Treasury & Securities Solutions and then as Client Solutions Executive – Commercial Banking. In these roles, Ms. Kent led teams managing projects to deliver enhanced domestic and global solutions for commercial clients for cash management, trade, online solutions, liquidity and commercial card and supporting client sales, solution delivery and operations for treasury, payments and card solutions for J.P. Morgan’s commercial bank and business bank. Prior to her time at J. P. Morgan, Ms. Kent was EVP & President of Global Payments Consulting at Carreker Corporation (now part of FiServ) and a Partner in Accenture’s Financial Services Practice. Ms. Kent has a Bachelor of Arts degree in Journalism from Louisiana State University.

Expertise Highlights

—	Technology and digital product delivery
—	Management of national and international business operations
—	Cybersecurity and financial crimes experience
—	Mergers and acquisitions
—	Government regulation

Ms. Kent’s background as an industry leader in large-scale technology transformation in complex and highly regulated environments adds significant technology expertise to our board of directors. This, coupled with Ms. Kent’s proven leadership skills and substantial experience with financial institutions, including bank operations, payment strategies and risk management, make her well qualified to serve as a director of our Company.

Community Service Highlights

Ms. Kent has also been active in various professional, community and civic activities, including her recent appointment to the LSU Foundation Board, her previous service on nonprofit boards, such as Frisco Family Services and her on-going involvement with a variety of initiatives to develop diversity and technical capability in the emerging workforce.

Jerry L. Levens Chairman of the Board Age: 64 Director since 2009 Independent	Position Retired partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC Committee Membership Audit | Compensation | Executive (Chair)

Background

Mr. Levens has worked in the accounting profession since 1978, providing accounting, audit, assurance and strategic planning services. In 2019 he retired from Alexander, Van Loon, Sloan, Levens & Favre, PLLC, a regional CPA firm based on the Mississippi Gulf Coast, after serving as a partner for 27 years and as the partner in charge of the firm’s audit and assurance engagements for 25 years. Mr. Levens was also a manager of a financial planning and investment advisory services firm for 19 years. He has substantial academic and professional credentials, including a Business Administration degree in Accounting from the University of Mississippi, a Mississippi Certified Public Accountant license, and is a Certified Fraud Examiner-Retired and a Chartered Global Management Accountant-Retired. Prior to joining our board, Mr. Levens served as a director of Hancock Bank from 2008 to 2009. In addition to his current committee service, Mr. Levens has previously served on our Board Risk Committee and Corporate Governance Committee.

Mr. Levens has served on the boards of numerous certified public accountancy professional organizations, including in leadership positions, and currently is a member of the Mississippi Society of CPAs, the American Institute of CPAs, the Association of Certified Fraud Examiners, and on the University of Mississippi’s E.H. Patterson School of Accountancy Professional Advisory Council. He is also a member of the National Association of Corporate Directors, a nonprofit organization, earning the designation as a Board Leadership Fellow.

Expertise Highlights

—	Accounting and audit expertise; audit committee financial expert
—	Corporate governance
—	Experienced financial services company executive
—	Risk management
—	Strategic planning

Mr. Levens’ substantial experience in finance, accounting, auditing, risk management and business make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Levens has served on the boards of numerous nonprofit and governmental organizations, including in leadership positions, and currently serves on the advisory board of the Gulf Coast Restoration Fund. He has received numerous awards and commendations for his professional, civic, and business activities.

Christine L. Pickering Age: 60 Director since 2000 Independent	Position Owner of Christy Pickering, CPA Committee Membership Audit (Chair) | Board Risk | Corporate Governance | Executive

Background

Ms. Pickering, a licensed Certified Public Accountant for more than 30 years, has worked in the accounting field since 1983 and has owned Christy Pickering, CPA since 1991, where she has provided auditing and assurance, tax preparation and litigation support services, including investigation of financial crimes. Her work in the area of litigation support and as an expert witness led to her appointment by the court as a Special Master in a legal proceeding. Ms. Pickering served as a director of Mississippi Power Company, Gulfport, Mississippi, a public company subsidiary from 2007 to 2020 and served as the Chair of the Controls and Compliance Committee from 2009 to 2013, which oversees the finance and risk areas for the company. In addition to her current committee service, Ms. Pickering has previously served on our Compensation Committee.

Ms. Pickering is a member of the American Institute of Certified Public Accountants and is an associate member of the Association of Certified Fraud Examiners. She is also a published author and has been asked to participate in speaking engagements throughout the Company footprint in that capacity.

Expertise Highlights

—	Accounting and audit expertise; audit committee financial expert
—	Business operations management
—	Regulated utility industry experience
—	Financial crimes experience
—	Risk management

Ms. Pickering’s varied wealth of financial and accounting expertise, combined with her experience in the regulated utility industry and risk management, and her extensive knowledge of the Gulf Coast market make her well qualified to serve as a director of our Company.

Community Service Highlights

Ms. Pickering has served on the boards of numerous nonprofit and governmental organizations, as well as a state college board, including holding leadership positions. She has received numerous awards and recognition for community service and leadership.

Incumbent Directors with Terms Expiring in 2022

Hardy B. Fowler Age: 69 Director since 2011 Independent	Position Managing Member of Hardy B. Fowler L.L.C. Committee Membership Audit | Compensation (Chair) | Executive

Background

Mr. Fowler is a Certified Public Accountant with substantial academic and professional credentials, including an undergraduate degree in finance and an MBA. Prior to his retirement, he worked for the international accounting firm of KPMG for 34 years, serving as the Office Managing Partner of the New Orleans office for seven years and for 25 years as a tax partner. During Mr. Fowler’s career with KPMG, he provided services to clients with international business operations and clients engaged in buying and selling businesses. He was responsible for setting compensation for his direct management group at KPMG, as well as for executives at various nonprofit organizations where he served as board chair. Prior to joining our board in connection with the merger, Mr. Fowler was a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011. In addition to his current committee service, Mr. Fowler has previously served on our Corporate Governance Committee.

Expertise Highlights

—	Accounting and audit expertise; audit committee financial expert
—	Executive compensation
—	Executive leadership
—	Mergers and acquisitions
—	Nationwide and international business

Mr. Fowler’s long career with an international accounting firm provides him with extensive experience in dealing with financial, tax, accounting and regulatory matters of a public company, and significant knowledge and connections in New Orleans, our largest market. This experience positions him well to serve as Chair of our Compensation Committee and to provide insights into strategies and solutions to address the challenges of our business, making him an effective director of our Company.

Community Service Highlights

Mr. Fowler has served on the boards of numerous nonprofit and civic organizations in the New Orleans area, including in leadership positions.

Randall W. Hanna Age: 62 Director since 2009 Independent	Position Dean & CEO of Florida State University Panama City Committee Membership Board Risk | Executive

Background

Mr. Hanna has served as Dean and Chief Executive Officer of Florida State University Panama City since 2016. From 2015 to 2016, he served as a faculty member at Florida State University and was a practicing attorney. From 2011 to 2015, he served as Chancellor of the Florida College System, which is the primary access point for higher education in Florida and serves approximately 800,000 higher education students through 28 institutions. Mr. Hanna has also served as a member of the governing boards of three institutions of higher education. Prior to his 2011 appointment as Chancellor, Mr. Hanna served as Chairman and Managing Shareholder of Bryant Miller Olive, a law firm with offices in Florida, Washington, D.C. and Atlanta. He practiced law with the firm from 1984 to 2011 and from 2015 to 2016. Under his leadership, the firm grew to become one of the leading firms in Florida in the areas of public finance and public private partnerships. During his legal career, Mr. Hanna worked on complex financial and economic development transactions throughout the State of Florida and served as special counsel to a United States Senator. Prior to joining our board, he served as a director of Hancock Bank of Florida from 2007 to 2010. In addition to his current committee service, Mr. Hanna has previously served on our Audit Committee and Compensation Committee.

Expertise Highlights

—	Corporate governance
—	Government regulation
—	Legal experience
—	Executive leadership
—	Strategic planning

As Dean and Chief Executive Officer of a regional campus of a major public research university, Mr. Hanna understands the management, budgeting and regulatory concerns created by varied interests and business units organized as a system in a public domain. His current career experience coupled with his legal skills and substantial knowledge of the Florida market and its key industries make him an effective director of our Company.

Community Service Highlights

Mr. Hanna has served on the boards of numerous nonprofit and professional organizations, including in leadership positions, and currently serves on the boards of the Bay Economic Development Alliance and Alignment Bay County, both nonprofit organizations.

Sonya C. Little Age: 55 Director since 2016 Independent	Position Executive Vice President and Chief Administrative Officer of Strategic Property Partners Committee Membership Audit (Vice Chair) | Board Risk|Corporate Governance

Background

Ms. Little has served as Executive Vice President and Chief Administrative Officer of Strategic Property Partners, a full-service commercial real estate development firm, since August of 2019. In this capacity, she oversees corporate operating functions, including finance, accounting, risk management, human resources, legal and information technology. Prior to her current position, Ms. Little was the Chief Financial Officer of the City of Tampa, Florida, for eight years. In her role as CFO, she led a team of more than 90 professionals, administered an annual operating budget of over $1.2 billion, managed the city’s credit ratings and a $900+ million debt portfolio, and oversaw the primary functions of finance, accounting, banking, grant management, investments and pension fund administration. Ms. Little previously worked as a managing director with Public Resources Advisory Group in Florida for three years, as a municipal investment banker with RBC Capital Markets and William R. Hough & Co. for over 14 years; and as a bond development specialist with the State of Florida’s Division of Bond Finance. She also worked for both Barnett Bank and Florida National Bank. Ms. Little holds a Bachelor of Science degree in Business from the University of South Florida and has held both NASD Series 7 and 63 licenses.

Expertise Highlights

—	Executive leadership
—	Finance and accounting; audit committee financial expert
—	Government regulation
—	Investment banking services
—	Risk management

Ms. Little’s substantial, extensive and diverse mix of experience in finance, accounting, investment banking, operating, risk, and regulatory matters make her an effective director of our Company.

Community Service Highlights

Ms. Little has served on the boards of numerous nonprofit and governmental organizations, including leadership positions.

Robert W. Roseberry Age: 70 Director since 2001 Independent	Position Owner and operator of Pine Lake Farms, LLC Former bank executive Committee Membership Audit | Board Risk

Background

Mr. Roseberry has owned and operated his own farming, ranching and forestry business, Pine Lake Farms, LLC, in Mississippi, managing approximately 2,000 acres of timberland for 50 years. He retired from Hancock Bank in 2007, having served as President of its Northern Division from 2001 to 2007. Previously, Mr. Roseberry served as the Chairman and Chief Executive Officer of Lamar Capital Corporation, which the Company acquired in 2001. He served in various capacities at Lamar Bank from 1971 to 2001, including as Chairman, Chief Executive Officer, President, and board director. In addition to his current committee service, Mr. Roseberry has served on our Corporate Governance Committee.

Expertise Highlights

—	Agricultural industry experience
—	Experienced bank executive
—	Extensive knowledge of various Mississippi markets
—	Former government official
—	Real estate development and management experience

Mr. Roseberry’s substantial experience in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market. His background and experience managing and operating a large private company make Mr. Roseberry an effective director of our Company.

Community Service Highlights

Mr. Roseberry has been involved in numerous civic activities, including organizing the Lamar County Economic Board and serving as its first president. He also served in government as the Mayor of Purvis, Mississippi from 1985 to 1988.

Incumbent Directors with Terms expiring in 2023

Frank E. Bertucci Age: 64 Director since 2000 Independent	Position President of F.E.B. Distributing Co., Inc. and Chief Executive Officer of Capital City Beverage Committee Membership Board Risk (Chair) | Corporate Governance | Executive

Background

Mr. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler, since 1978, serving as its President since 1990, and has served as Chief Executive Officer of Capital City Beverage, a beverage distributorship since 2001. His companies are present throughout Mississippi, including the two largest markets in the state, one of which is the Gulf Coast region. He has been actively involved in risk management and strategic planning of his companies, including acquisitions. Prior to joining our board, he served as a director of Hancock Bank from 1995 to 2000. In addition to his current committee service, Mr. Bertucci has previously served on our Audit Committee and Compensation Committee.

Mr. Bertucci is a director of the Mississippi Beer Distributors Association in Jackson, Mississippi, and a director of Fullhouse Venture Company L.P. of Gulfport, Mississippi, a limited partnership engaged in the business of real estate holdings. He is also a member of the Gulf Coast Business Council.

Expertise Highlights

—	Federal and state government regulation
—	Knowledge of Mississippi Gulf Coast markets
—	Mergers and acquisitions
—	Risk management
—	Strategic planning

Mr. Bertucci’s substantial experience in business, strategic planning, risk management and mergers and acquisitions, coupled with his extensive knowledge of our Mississippi market make him an effective director of our Company.

Community Service Highlights

Mr. Bertucci has been involved in numerous civic and nonprofit organizations throughout the Mississippi Gulf Coast market and currently serves on the board of the Mississippi Gulf Resort Classic Foundation, a nonprofit organization.

Constantine S. Liollio Age: 62 Director since 2016 Independent	Position President of Plains Midstream Canada ULC Committee Membership Compensation (Vice Chair) | Executive

Background

Mr. Liollio has served as President of Plains Midstream Canada ULC (PMC) since February 1, 2020. PMC, which is headquartered in Calgary, Alberta, owns and operates midstream energy infrastructure and provides logistics services primarily for crude oil, natural gas liquids and natural gas customers in Canada and parts of the United States. PMC is a subsidiary of Plains All American Pipeline, L.P. (NYSE: PAA), a Houston-based publicly traded partnership. From 2008 through January 31, 2020, Mr. Liollio served as President of PAA Natural Gas Storage, LLC (PNG), a natural gas storage business based in Houston, Texas that is a subsidiary of PAA. PNG was a publicly traded entity controlled by PAA from May 2010 through December 2013, during which time Mr. Liollio also served on PNG’s Board of Directors. Mr. Liollio is responsible for developing and executing strategy, overseeing day-to-day operations, coordinating all disciplines within PMC and identifying areas for future expansion. Prior to joining PAA, he served for two years as President, Chief Executive Officer and Director of Energy South, Inc., a publicly traded natural gas storage and utility business headquartered in Mobile, Alabama. He has deep expertise in midstream energy and substantial knowledge of and experience in natural gas storage operations in the Gulf Coast markets of Texas, Louisiana, Mississippi, Alabama and Florida.

Mr. Liollio has been involved in numerous professional organizations and currently serves on the boards of the GPA Midstream Association, and CEPA, Canadian Energy Pipeline Association and is a member of the Engineering Advisory council of Texas A&M University.

Expertise Highlights

—	Corporate governance
—	Energy industry experience
—	Mergers and acquisitions
—	Public company leadership
—	Strategic planning

Mr. Liollio’s valuable public company experience, substantial experience in the energy industry and knowledge of the Gulf Coast markets that we serve make him an effective director of our Company.

Community Service Highlights

Mr. Liollio has been involved in numerous civic organizations and has also served as a director on the boards of various nonprofits and gas industry organizations, including in leadership positions.

Thomas H. Olinde Age: 65 Director since 2009 Independent	Position President of Olinde Hardware & Supply Co., LLC. and Managing Member and Director of B. Olinde and Sons Co., LLC Committee Membership Compensation | Corporate Governance (Vice Chair)

Background

Mr. Olinde has served as President of Olinde Hardware and Supply Co., LLC since 1997 and is also a managing member and director of B. Olinde & Sons Co., LLC. Although Mr. Olinde sold a majority interest in Olinde Hardware and Supply Co., LLC in January 2019, he continues to manage the enterprise as its President as the company winds down its operations. Through these companies, he has operated and managed a network of retail furniture stores operating in most of the central and south Louisiana markets where the Bank has a presence. In addition to general operations, Mr. Olinde has been largely responsible for strategic planning for the retail store operations and has been regularly involved in business risk management. Previously Mr. Olinde worked as a credit manager gaining valuable experience in retail credit extension and collections. Prior to joining our board, he served as a director of Hancock Bank of Louisiana from 2006 to 2014. In addition to his current committee service, Mr. Olinde has previously served on our Audit Committee and Board Risk Committee.

Mr. Olinde has served as a director and in leadership positions of numerous professional organizations.

Expertise Highlights

—	Commercial experience
—	Executive leadership
—	Knowledge of Louisiana markets
—	Management of business operations
—	Strategic planning

Mr. Olinde’s substantial experience in leading and managing a large regional business, as well as his extensive community ties in markets our Company serves, make him an effective director of our Company.

Community Service Highlights

Mr. Olinde has served on the boards of various nonprofit and civic organizations, including in leadership positions, and currently serves on the boards of the Baton Rouge Symphony Orchestra and the Volunteer Services Council of the Louisiana School for the Visually Impaired, Inc., both nonprofit organizations. He has received the Volunteer Activist Award in the greater Baton Rouge area, one of our markets.

Joan C. Teofilo Age: 57 Director since 2016 Independent	Position President & CEO of The Energy Authority Committee Membership Board Risk (Vice Chair)

Background

Ms. Teofilo has served as President and Chief Executive Officer of The Energy Authority (TEA), the nation’s largest nonprofit energy trading company, since 2010, is a member of its Risk Management Committee, and is actively involved in strategic planning for TEA. She was a member of TEA’s founding launch team in 1997 and served as the Director of Risk Management and Financial Trading and the Chief Risk Officer before assuming her current role. TEA provides strategic energy solutions to community-owned utilities across the U.S. through access to advanced resources and technology systems. From its headquarters in Jacksonville, Florida, and West Coast office in Bellevue, Washington, TEA serves over 50 public power utilities and represents over 30,000 megawatts of power generation. Prior to joining TEA, Ms. Teofilo worked as a project engineer in construction management at Santee Cooper, the largest public power utility in South Carolina, and as a mechanical engineer at the American Samoa Power Authority. She has been invited to present and speak at industry events across the country.

Expertise Highlights

—	Wholesale electric utility and natural gas experience
—	Executive leadership
—	Nationwide business experience
—	Risk management
—	Strategic planning

Ms. Teofilo’s business leadership, substantial experience in managing a large national trading organization, her extensive knowledge of the Florida market, and her regulatory, organizational, risk and strategic expertise make her an effective director of our Company.

Community Service Highlights

Ms. Teofilo has been involved in numerous community, civic and business organizations, including in Jacksonville, Florida, one of our markets. She has also been involved in various industry organizations and currently serves on the board of the National Association of Women in Energy, a nonprofit organization.

C. Richard Wilkins Age: 57 Director since 2016 Independent	Position Sole Member C. Richard Wilkins, Attorney At Law, PLLC Committee Membership Board Risk | Corporate Governance

Background

Mr. Wilkins began practicing law in 1990 with the law firm of Vickers, Riis, Murray and Curran, becoming a Partner in 1993. He joined the Mobile, Alabama, office of the Maynard, Cooper & Gale law firm through its acquisition of the Vickers, Riis firm in 2015. In 2020, Mr. Wilkins established his current firm. Mr. Wilkins practices primarily in the areas of commercial litigation, commercial transactions, banking, admiralty and maritime law, real estate and creditors’ rights/bankruptcy. He advises clients of legal risks and risk mitigation strategies. Over the course of his professional career, Mr. Wilkins has represented a wide array of entities in varying sectors, including telecommunications service providers, land-based and marine fuel distribution and transportation companies and offshore energy exploration support service providers. Prior to joining Vickers, Riis, he served as a law clerk for the Honorable William Brevard Hand, Chief Judge of the United States District Court for the Southern District of Alabama. Mr. Wilkins has served on the Market Advisory Board of the Bank since 2014 and, prior to joining our board, served as a director of Hancock Bank from 2011 to 2014. He also served as Director and Chairman of Hancock Bank of Alabama from 2007 to 2011.

Expertise Highlights

—	Commercial experience
—	Regulated industry experience
—	Knowledge of Alabama, Florida and Mississippi markets
—	Legal experience
—	Risk management

Mr. Wilkins’ extensive community ties in markets served by the Company, his legal skills, his broad business experience, and his knowledge of our Company and Bank operations through his extensive board and committee service make him an effective director of our Company.

Community Service Highlights

Mr. Wilkins has been involved in numerous civic organizations and has served on the boards of various nonprofits, including in leadership positions. He currently serves on the boards of the Historic Restoration Society, Inc., Goodwill and Providence Hospital, all nonprofit organizations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of December 31, 2020 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. Where indicated, the information in the table is based on our review of filings with the SEC, and is determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class (1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,579,792(2)	12.2%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,106,586(3)	9.3%

Macquarie Group Limited 50 Martin Place Sydney, New South Wales, Australia	4,624,824(4)	5.3%

(1)	Based on 86,758,607 shares of our common stock outstanding as of February 26, 2021.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. (BlackRock) as of December 31, 2020. BlackRock, and certain of its subsidiaries, report that it has sole voting power with respect to 10,266,852 shares and sole dispositive power with respect to 10,579,792 shares.

(3)

Based on information contained in the Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group (Vanguard) as of December 31, 2020. Vanguard, and certain of its subsidiaries, report shared voting power with respect to 88,917 shares, sole dispositive power with respect to 7,937,877 shares and shared dispositive power with respect to 168,709 shares.

(4)

Based on information contained in the Schedule 13 filed with the SEC by Macquarie Group Limited (“Macquarie”) on February 12, 2021. Macquarie has no sole voting or dispositive power with respect to these shares, which are beneficially owned due to Macquarie’s ownership of Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust, and Macquarie Investment Management Group Limited, who, together, have sole voting and sole dispositive power with respect to these shares.

The following table shows the number of shares of our common stock beneficially owned as of February 26, 2021 by (i) our directors, (ii) our named executive officers, as defined below in the “Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the SEC and information provided by the individuals. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Directors	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class (2)
Frank E. Bertucci	17,545 (3)	*
Hardy B. Fowler	21,130 (4)	*
John M. Hairston	290,159 (5)	*
Randall W. Hanna	17,630 (6)	*
James H. Horne	99,351 (7)	*
Suzette K. Kent	100	*
Jerry L. Levens	29,930 (8)	*
Constantine S. Liollio	14,794 (9)	*
Sonya C. Little	7,471 (10)	*
Thomas H. Olinde	31,223 (11)	*
Christine L. Pickering	19,387 (12)	*
Robert W. Roseberry	78,983 (13)	*
Joan C. Teofilo	5,418 (14)	*
C. Richard Wilkins	10,029 (15)	*

Named Executive Officers
Michael M. Achary	86,205 (16)	*
Joseph S. Exnicios	66,849 (17)	*
Cecil W. Knight Jr.	27,528 (18)	*
D. Shane Loper	96,863 (19)	*

Directors and executive officers as a group (20) (23 persons)	1,076,605	1.22%

* Less than 1% of the outstanding common stock.

(1)

Includes shares owned directly and indirectly. Except as otherwise noted and subject to applicable community property laws, each shareholder has sole investment and voting power with respect to such shares.

(2)	Based on 88,472,258 shares of our common stock outstanding and entitled to vote as of February 26, 2021.

(3)

Includes 1,301 shares held for the account of Mr. Bertucci’s spouse in the Company’s Dividend Reinvestment Plan and 5,114 shares held for the account of Mr. Bertucci in the Company’s Non-Qualified Deferred Compensation Plan.

(4)	Includes 1,030 shares held by Mr. Fowler’s wife in an IRA, as to which he disclaims beneficial ownership, and 2,622 restricted stock awards issued under the 2014 Long Term Incentive Plan (2014 LTIP).

(5)

Includes 240 shares held for the benefit of Mr. Hairston’s children, 120,939 shares held for the account of Mr. Hairston in the Company’s Non-Qualified Deferred Compensation Plan and 29,324 shares held in the Hancock Whitney 401(k) plan. Also includes 12,242 restricted stock awards issued under the 2014 LTIP and 20,792 restricted stock awards issued under the 2020 Long Term Incentive Plan (2020 LTIP). Does not include 56,458 performance stock awards issued under the 2014 LTIP and 48,514 performance stock awards issued under the 2020 LTIP for which Mr. Hairston does not possess voting or investment power.

(6)	Includes 6,684 shares held for the account of Mr. Hanna in the Company’s Non-Qualified Deferred Compensation Plan and 5,951 shares held jointly with his spouse.

(7)

Includes 2,088 shares held by his spouse in an IRA, 42,612 shares held for the account of Mr. Horne in the Company’s Non-Qualified Deferred Compensation Plan and 6,131 shares held jointly by Mr. Horne and his spouse. Includes 32,887 shares held by companies in which Mr. Horne holds a majority or partial interest and 2,313 shares held for the benefit of Mr. Horne’s daughter, grandson and granddaughter over which he has voting authority.

(8)

Includes 14,971 shares held for the account of Mr. Levens in the Company’s Non-Qualified Deferred Compensation Plan and 2,622 restricted stock awards issued under the 2014 LTIP. Also includes 12,247 shares held jointly with his spouse in a family limited partnership as to which he disclaims beneficial ownership.

(9)	Includes 10,112 shares held for the account of Mr. Liollio in the Company’s Non-Qualified Deferred Compensation Plan.

(10)	Includes 2,712 shares held for the account of Ms. Little in the Company’s Non-Qualified Deferred Compensation Plan.

(11)	Includes 16,775 shares held for the account of Mr. Olinde in the Company’s Non-Qualified Deferred Compensation Plan.

(12)	Includes 298 shares held by Ms. Pickering’s spouse and 11,103 shares held for the account of Ms. Pickering in the Company’s Non-Qualified Deferred Compensation Plan.

(13)	Includes 32,707 shares held jointly with Mr. Roseberry and his spouse, 2,622 restricted stock awards issued under the 2014 LTIP, and 592 shares held separately by Mr. Roseberry’s spouse.

(14)	Includes 4,078 shares held for the account of Ms. Teofilo in the Company’s Non-Qualified Deferred Compensation Plan.

(15)	Includes 2,267 shares held for the account of Mr. Wilkins in the Company’s Non-Qualified Deferred Compensation Plan and 2,622 restricted stock awards issued under the 2014 LTIP.

(16)

Includes 16,563 shares held for the account of Mr. Achary in the Hancock Whitney 401(k) plan, 9,903 shares held for the account of Mr. Achary in the Company’s Non-Qualified Deferred Compensation Plan, 5,470 restricted stock awards granted under the 2014 LTIP and 8,569 restricted stock awards granted under the 2020 LTIP. Does not include 15,926 performance stock awards issued under the 2014 LTIP and 12,852 performance stock awards issued under the 2020 LTIP for which Mr. Achary does not possess voting or investment power.

(17)

Includes 38,810 shares held for the account of Mr. Exnicios in the Hancock Whitney 401(k) plan. Also includes 5,470 restricted stock awards granted under the 2014 LTIP and 8,569 restricted stock awards granted under the 2020 LTIP. Does not include 15,926 performance stock awards issued under the 2014 LTIP or 12,852 performance stock awards issued under the 2020 LTIP for which Mr. Exnicios does not possess voting or investment power.

(18)

Includes 11,617 shares held for the account of Mr. Knight in the Company’s Non-Qualified Deferred Compensation Plan. Also includes 3,213 restricted stock awards granted under the 2014 LTIP. Does not include 12,590 performance stock awards issued under the 2014 LTIP and 10,166 performance stock awards issued under the 2020 LTIP for which Mr. Knight does not possess voting or investment power.

(19)

Includes 207 shares held by Mr. Loper’s spouse in the Company’s Dividend Reinvestment Plan, 2,103 shares held for the account of Mr. Loper in the Company’s Non-Qualified Deferred Compensation Plan and 12,710 shares held in the Hancock Whitney 401(k) plan. Also includes 5,999 restricted stock awards granted under the 2014 LTIP and 9,493 restricted stock awards granted under the 2020 LTIP. Does not include 17,334 performance stock awards issued under the 2014 LTIP or 14,240 performance stock awards issued under the 2020 LTIP for which Mr. Loper does not possess voting or investment power.

(20)

Includes 121,999 shares held for the account of such persons in the Hancock Whitney 401(k) plan, 267,442 shares held in the Company’s Nonqualified Deferred Compensation Plan. Also includes 125,095 restricted stock awards issued under the 2014 and 2020 LTIPs. Does not include 260,882 performance stock awards granted for which such persons do not possess voting or investment power.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of the Company’s common stock, as well as reports of changes in ownership with the SEC. Based solely on a review of Forms 3, 4 and 5, any amendments to those Forms, and written representations from executive officers and directors to the Company, all required filings by such persons were timely made during 2020, except that, due to an administrative error, a late Form 4 with respect to one transaction, was filed on behalf of Ms. Pickering and a late Form 4 was filed to report the initial stock grant to Ms. Kent.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board held 15 meetings in 2020. The Board currently consists of 14 directors. The Board has the power to expand or reduce its size at any time, subject to the requirement in our Articles of Incorporation and Bylaws that the Company have a minimum of nine directors.

The Board currently has one employee director. The Board has determined that all non-employee directors – Frank E. Bertucci, Hardy B. Fowler, Randall W. Hanna, James H. Horne, Suzette K. Kent, Jerry L. Levens, Constantine S. Liollio, Sonya C. Little, Thomas H. Olinde, Christine L. Pickering, Robert W. Roseberry, Joan C. Teofilo, and C. Richard Wilkins – are independent under the applicable rules of The NASDAQ Stock Market, LLC (NASDAQ), on which our common stock trades.

Under our Corporate Governance Guidelines, our independent directors are required to meet at least two times each year. During 2020, the Company’s independent directors continued their longstanding practice of convening executive sessions after regular board meetings as they deemed necessary, convening eleven such sessions during 2020. Neither the Chief Executive Officer nor any other Company employees were present during these executive sessions.

During 2020, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served. The Board has adopted Corporate Governance Guidelines that encourage its directors to attend each annual meeting. All of our directors attended the Company’s 2020 annual meeting, which was held virtually.

Board and Management Leadership Structure

In connection with its election of the Chairman of the Board, the Board solicits input and nominations from its members and elects one of its members as Chairman. The Chairman or the President of the Company presides over each Board meeting and performs such other duties as may be incidental to the office. Although our Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to appoint one individual to serve as both Chief Executive Officer and Chairman of the Board, it is the current policy of the Board to separate these offices. We believe that this separation allows the Chairman to maintain an independent role in management oversight.

Board Committees

The committees established by the Board include an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Board Risk Committee. The Board and each committee have the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking the approval of management.

The current members of each Board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2020.

Name	Executive	Audit	Compensation	Corporate Governance & Nominating	Board Risk
Frank E. Bertucci	X			X	Chair
Hardy B. Fowler	X	X	Chair
John M. Hairston	X
Randall W. Hanna	X				X
James H. Horne	X		X	Chair
Suzette K. Kent					X
Jerry L. Levens †	Chair	X	X
Constantine S. Liollio	X		Vice Chair
Sonya C. Little		Vice Chair		X	X
Thomas H. Olinde			X	Vice Chair
Christine L. Pickering	X	Chair		X	X
Robert W. Roseberry		X			X
Joan C. Teofilo					Vice Chair
C. Richard Wilkins				X	X
Number of Meetings in 2020	2	10	10	10	4

†     Chairman of the Board

Executive Committee

The Executive Committee is currently comprised of Messrs. Levens (Chair), Bertucci, Fowler, Hairston, Hanna, Horne, Liollio and Ms. Pickering. The Executive Committee’s purpose is to provide a means of considering matters that may require Board attention in the intervals between scheduled meetings of the full Board. The Executive Committee is empowered to exercise all of the powers and authority of the Board except as limited by the Company’s Articles of Incorporation or Bylaws or by applicable law. All actions of the Executive Committee are deemed to be done under the authority of the Board, with the same force and effect as if the full Board had acted.

Audit Committee

The Audit Committee is currently comprised of Ms. Pickering (Chair), Messrs. Fowler, Levens, and Roseberry, and Ms. Little (Vice Chair). The Board has determined that the Audit Committee members each meet the additional independence criteria of the SEC and NASDAQ for service on the Audit Committee and the Board has further determined that each qualifies as a financially sophisticated audit committee member under NASDAQ rules. Additionally the Board has classified Ms. Pickering, Ms. Little and Messrs. Fowler and Levens as “audit committee financial experts” as defined in applicable SEC regulations.

The Audit Committee is governed by a written charter, a copy of which is on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting. Information regarding the functions of the Audit Committee is set forth in the “Audit Committee Report,” included on page 54 of this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. The Board has determined that the Compensation Committee members each meet the NASDAQ, SEC and Internal Revenue Code’s additional independence criteria for service on the Compensation Committee.

The primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s directors, the Chief Executive Officer, and any executive officer within the meaning of Section 16 of the Exchange Act. The Compensation Committee has overall responsibility for developing, evaluating and approving the Company’s compensation plans, policies, and programs. The Compensation Committee also oversees the preparation of and approves the annual report on executive compensation and the narrative disclosure of the Company’s risk assessment of compensation policies and practices for inclusion in the Company’s proxy statement.

Our long term incentive plans permit the Compensation Committee to delegate all or any of its responsibilities and powers under the plans to individual officers or associates of the Company or a subsidiary, except its authority or responsibility with regard to awards to persons subject to Section 16 of the Exchange Act. The Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make grants outside of the annual long term incentive program, such as grants to new hires and special retention related grants, individually valued in excess of $100,000, and to the Company’s Chief Human Resources Officer to make such grants individually valued up to $100,000. Neither officer is permitted to grant awards to persons subject to Section 16 of the Exchange Act.

The Compensation Committee is governed by a written charter, which further sets forth the Compensation Committee’s responsibilities and duties, a copy of which appears on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. Additional information regarding the functions and role of the Compensation Committee, including its processes and procedures for the consideration and determination of executive compensation, is set forth under “Compensation Discussion and Analysis – Role of the Compensation Committee” on page 33.

Corporate Governance and Nominating Committee

The Corporate Governance Committee and Nominating Committee (the Corporate Governance Committee) is currently comprised of Messrs. Horne (Chair), Bertucci, Olinde (Vice Chair), Wilkins, Ms. Little, and Ms. Pickering. Ms. Little was appointed to the Committee in January 2021. The Board has determined that Messrs. Bertucci, Horne, Olinde, Wilkins, Ms. Little, and Ms. Pickering and are each independent under applicable NASDAQ rules. The Corporate Governance Committee oversees a broad range of issues surrounding the composition and operation of the Board and its committees. The Corporate Governance Committee’s charter is available on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting.

Director Qualifications, Qualities, and Skills. The Corporate Governance Committee has adopted criteria that it uses when it recommends individuals to be nominated for election to the Board. First, a prospective candidate must meet any eligibility and qualification requirements set forth in any Company, Board or Committee governing documents, as applicable. In addition, the Corporate Governance Committee believes that directors must demonstrate a variety of personal traits, leadership qualities, and individual competencies. The Corporate Governance Committee considers the following criteria in evaluating nominees: integrity, honesty and reputation; financial, regulatory and business experience; familiarity with and participation in one or more communities served by the Bank; dedication to the Company and its shareholders; and independence. For individuals considered for Board leadership roles, the following skill sets are also required: communication skills, facilitation skills, crisis management skills, and relationship building and networking skills. In considering candidates for director, the Corporate Governance Committee reviews these criteria and skills in light of the composition and needs of the current Board and its various committees.

Diversity Considerations. The Company is committed to creating a board with diversity of background, perspective, business skills, experience, race and ethnicity, gender and geography and as such the Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which it selects director candidates. The Corporate Governance Guidelines do not specifically define diversity. In practice, the Corporate Governance Committee has viewed diversity as the collective range of experiences, skills, talents, perspectives, and cultures that all nominees would bring to the Board. Moreover, the Corporate Governance Committee considers whether the Board, as a whole, reflects the diverse regions and lines of business of our markets and the customers we serve.

Identification of New Directors. The Corporate Governance Committee may identify potential directors in a number of ways. The Corporate Governance Committee may consider recommendations made by current or former directors and members of executive management and, where appropriate, the Company may retain a search firm to identify candidates. In addition, the Corporate Governance Committee will consider director candidates recommended by our shareholders. The Committee will evaluate candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Corporate Governance Committee does not perceive a need to increase the size of the Board.

For the Corporate Governance Committee to consider a director candidate for nomination submitted by a shareholder, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive offices. Each submission must include the same information that would be required for a director directly nominated by a shareholder as specified in our Bylaws. See “Shareholder Proposals for the 2022 Annual Meeting” on page 56. For purposes of the 2022 Annual Meeting, any director recommendation by a shareholder must be received by the Corporate Secretary not later than November 9, 2021.

Board Risk Committee

The Board Risk Committee is currently comprised of Messrs. Bertucci (Chair), Hanna, Roseberry, Wilkins, Ms. Kent, Ms. Little, Ms. Pickering and Ms. Teofilo (Vice Chair). Ms. Kent was appointed to the Board Risk Committee in October 2020. The Board Risk Committee reviews the Company’s processes for identifying, assessing, monitoring, and managing credit risk, liquidity risk, market risk, legal risk, operational risk (including cybersecurity risk), reputational risk, and strategic risk. The Board Risk Committee assesses the operational processes associated with the Company’s potential risk related to business recovery, compliance, corporate insurance, and legal. The Board Risk Committee may solicit and receive information from other committees as appropriate to fulfill its enterprise-wide risk management oversight function. The Board Risk Committee acts pursuant to a written charter, a copy of which is available on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting.

Board’s Role in Risk Oversight

The Board recognizes that risk management is an enterprise-wide responsibility. The Board oversees the Company’s corporate risk governance processes primarily through its committees. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate risk executive within the Company to enable it to understand the risk identification, risk management and risk mitigation procedures. The Board Risk Committee, and its subcommittee, the Credit Risk Management Subcommittee, assists the Board in the assessment and management of the Company’s policies, procedures and practices relating to credit risk, liquidity risk, market risk, legal risk, operational risk (including cybersecurity risk), reputational risk, and strategic risk. The Audit Committee reviews the Company’s control systems to manage and monitor financial risk with management and the internal audit group. The Compensation Committee evaluates and manages any risks posed by compensation programs. In addition, the Board and executive management have appointed a Chief Credit Officer, who is a member of management, to focus on credit risk, as well as a Chief Risk Officer, who is a member of management, to support the risk oversight responsibilities of the Board and its committees and to involve the appropriate personnel in risk management by establishing committees responsible for oversight of the many risks faced by the Company. The Chief Risk Officer reports to the Board Risk Committee each quarter on the Company’s enterprise-wide risk management systems and the Chief Credit Officer reports to the Credit Risk Management Subcommittee on credit risks.

Board’s Role in Oversight of Cyber Risk

Information security is a significant operational risk for financial institutions, and includes the risk of losses resulting from cyber-attacks. Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk as a result. In light of these risks, our Board is actively engaged in the oversight of our Company’s information security risk management program, which includes cyber defense capabilities. The Board Risk Committee has primary responsibility for this oversight. In this capacity, the Board Risk Committee oversees the Company’s processes for identifying, assessing, monitoring and managing cybersecurity risk. We use a wide array of techniques that are intended to secure our operations and proprietary information such as network monitoring, access controls, dedicated security personnel, and, when necessary, consultation with third-party data security experts. The activities are governed by an established Comprehensive Information Security Policy, which is reviewed annually by the Board.

The Chief Information Security Officer, a member of management, supports the information security risk oversight responsibilities of the Board and its committees and involves the appropriate personnel in information risk management. The Chief Information Security Officer attends Board Risk Committee meetings on a quarterly basis and sits in executive session with the Board Risk Committee members periodically throughout the year. The Chief Information Security Officer annually provides an Information Security Program Summary report, outlining the overall status of our Information Security Program and the Company’s compliance with regulatory guidelines.

COMPENSATION OF DIRECTORS

Cash Compensation

The Compensation Committee annually engages McLagan, which is part of the Rewards Solution practices at Aon plc (McLagan), as its independent compensation consultant, to review our director compensation program, including a comparison of our program against the programs of the bank and bank holding companies in our Peer Bank Group (see description of this group in the Compensation Discussion and Analysis). After reviewing McLagan’s 2019 report, the Compensation Committee approved effective January 1, 2020, an increase to committee chair fees for the Audit, Corporate Governance & Nominating, Executive and Risk committees of $2,500 per year beginning in 2020. These changes better align our director compensation program with the compensation structures and median compensation levels of our peers and ensures that we are able to provide a competitive compensation program that allows us to attract and retain qualified directors.

During 2020, the Company paid its non-employee directors annual retainer fees of $37,500, except that the Chairman of the Board received an additional annual retainer fee of $50,000. In light of COVID-19 and related uncertainties and challenges faced by the Company, the directors decided to forego their second quarter $12,500 retainer installment, requesting the funds instead be directed to the Hancock Whitney Associates Assistance Fund to aid team members economically impacted by the pandemic. The Company paid additional annual retainers to committee chairs as follows: Audit Committee, $15,000; Compensation Committee, $10,000; Board Risk Committee, $12,500; Credit Risk Management Subcommittee of the Board Risk Committee, $7,500; Corporate Governance & Nominating Committee, $10,000; and Executive Committee, $7,500. Although this does not apply to our current committee composition, any director chairing multiple committees is only paid the higher committee chair retainer. In addition, the Company paid an additional annual retainer to committee members as follows: Audit Committee, $15,000; Compensation Committee, $10,000; Board Risk Committee, $10,000; Credit Risk Management Subcommittee of the Board Risk Committee, $5,000; and Corporate Governance & Nominating Committee, $7,500; Mergers and Acquisitions Committee, $5,000; Hancock Whitney Bank’s Directors Trust Committee, $5,000; and Executive Committee, $5,000. All of the retainer fees are prorated for partial year of service on the Board or committees, as applicable. The Bank’s board of directors is composed of the same individuals who serve as members of the Company’s Board. Non-employee Company directors do not receive any additional fees for service on the Bank board.

Each non-employee director may elect to receive payment of the retainer fees in the form of cash; in shares of Company common stock purchased through the Automatic Dividend Reinvestment and Direct Stock Purchase Plan (not to exceed $100,000 in Company common stock per year with the remainder paid in cash); in shares of Company common stock granted under the 2020 Long Term Incentive Plan; or they may elect to defer all or any portion of their fees under the Company’s Nonqualified Deferred Compensation Plan.

Equity Compensation

Non-employee directors receive an annual equity grant that is aligned with the annual meeting of shareholders and the annual retainer service period. This grant is issued in the form of restricted stock with a one-year service-based vesting condition. For 2020, each non-employee director received an annual grant of restricted stock valued at $55,000. The number of shares delivered was based on the closing price of our common stock on the date prior to the award, rounded to the nearest whole share.

Director Stock Ownership Guidelines

Pursuant to our director stock ownership guidelines, directors are expected to own the lesser of 5,000 shares of Company common stock or stock worth five times their annual cash retainer. The valuation is based on the closing price on the last trading day of the preceding calendar year. The minimum share guidelines will be re-evaluated at least once every five years to account for significant fee structure changes. Directors have five years from the date our shareholders elect them to the Board to satisfy the stock ownership expectation. If a director does not reach his or her guideline at the end of the applicable period, the director must hold one-half of any shares acquired from the Company until the guideline is met. As of December 31, 2020, all of our current directors met the ownership guidelines, with the exception of Ms. Kent, who was appointed to the Board on October 22, 2020.

2020 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Frank E. Bertucci	$82,500	$55,010	$137,510
Hardy B. Fowler	82,500	55,010	137,510
Randall W. Hanna	70,000	55,010	125,010
James H. Horne	80,000	55,010	135,010
Suzette K. Kent (2)	17,500	2,424	19,924
Jerry L. Levens	130,000	55,010	185,010
Constantine S. Liollio	67,500	55,010	122,510
Sonya C. Little	62,500	55,010	117,510
Thomas H. Olinde	60,000	55,010	115,010
Christine L. Pickering	90,000	55,010	145,010
Robert W. Roseberry	67,500	55,010	122,510
Joan C. Teofilo	52,500	55,010	107,510
C. Richard Wilkins	65,000	55,010	120,010

(1)

Reflects the grant date fair value of 2,622 shares of common stock granted to all non-employee directors on April 29, 2020 (other than Ms. Kent, who was not serving as a director on such date). The aggregate number of plan-based stock awards held by each director (other than Ms. Kent) as of December 31, 2020 was 2,622 shares. In connection with her appointment to the Board, Ms. Kent was granted 100 shares of common stock which were fully vested upon issuance to ensure compliance with a Mississippi state statute requiring bank holding company directors to have stock ownership. The grant date fair value was as of October 21, 2020.

(2)	Ms. Kent was appointed to the board on October 22, 2020.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. None of the members of our Compensation Committee (i) has been an officer or employee of our Company or any of our subsidiaries or (ii) had, during the last completed fiscal year, any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. In addition, in the last fiscal year, no executive officer of our Company served as a director or member of the compensation committee (or its equivalent) of the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2020 fiscal year to our Chief Executive Officer, Chief Financial Officer and our three other most highly-compensated executive officers who were serving as executive officers at the end of the fiscal year (who are referred to herein as our named executive officers, or NEOs). Our fiscal 2020 NEOs are:

John M. Hairston, President and CEO

Michael M. Achary, Chief Financial Officer

D. Shane Loper, Chief Operating Officer

Joseph S. Exnicios, President, Hancock Whitney Bank

Cecil W. “Chip” Knight, Jr., Chief Banking Officer

Later in this proxy statement under the heading “Executive Compensation,” we have included tables containing specific information about the compensation earned by or paid to our NEOs in 2020. The discussion below is intended to summarize and explain the detailed information provided in those tables and to put that information into the context of our overall compensation program.

We refer to the non-GAAP financial measures Operating Revenue, Operating Pre-Provision Net Revenue and Operating Earnings per Share (Operating EPS) throughout this Compensation Discussion and Analysis. For a reconciliation of these non-GAAP measures to GAAP measures, refer to Appendix A to this proxy statement. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2020.

Executive Summary

Overview of Company Performance in Fiscal 2020

For our company and countless others, 2020 was an eventful year. We dealt with the pandemic and the resultant broad impact to the economy, our communities and our operations while continuing to meet the financial needs of our customers with unwavering teamwork, commitment to service and strength under pressure. To mitigate the effects of the slowdown in economic activity, we executed strategies to reduce risk in our balance sheet, enhance our liquidity and capital positions, and improve overall efficiency. During the year, we divested a significant portion of our energy loan portfolio, issued $172.5 million of subordinated debt (which is included in Tier 2 regulatory capital), and built credit reserves to 2.20% of total loans. At December 31, 2020, assets totaled $33.6 billion, up 10% compared to the prior year, with loans of $21.8 billion and deposits totaling $27.7 billion. Capital remained well above regulatory minimums, including the conservation buffer, and our liquidity position is very strong.

Highlights of 2020 Financial Results

Net loss for the year ended December 31, 2020 was $45.2 million, or $(0.54) per common share, compared to net income of $327.4 million in 2019, or $3.72 per diluted common share. Following is an overview of financial results for the year:

●

Net loss of $45.2 million included a $603 million provision for credit losses attributable to the energy loan portfolio sale and expected credit losses largely attributable to the financial impact of COVID-19 on our borrowers

●

Operating pre-provision net revenue (PPNR) was $491.2 million, up $3 million compared to 2019, with an increase in total revenue (te) of $54 million, partially offset by an increase in operating expense of $51 million

●

Net interest margin was 3.27%, a decrease of 17 basis points (bps) from 2019, as a result of both the sharp contraction in interest rates in response to economic disruption, and a changing portfolio mix

●	Net operating loss carryback provisions included in the CARES Act contributed to additional tax benefits in 2020, with a total net income tax benefit of $79.6 million for the year

●	Loans totaled $21.8 billion, up $0.6 billion from December 31, 2019, which includes PPP loans of $2.0 billion

●	Criticized commercial loans declined $188 million, or 32%, and total nonperforming loans declined by $163 million, or 53%, from December 31, 2019, largely reflecting the energy portfolio sale

●	Total assets at December 31, 2020 were $33.6 billion, up $3.0 billion, or 10%, from December 31, 2019

●

Deposits of $27.7 billion at December 31, 2020, increased $3.9 billion, or 16%, compared to the prior to year; noninterest bearing deposits comprised 44% of total deposits at December 31, 2020, compared to 37% for the prior year end

●

Capital ratios remain strong and well above regulatory minimums, with common equity tier 1 equity (“CET1”) of 10.61% at December 31, 2020, compared to 10.50% at December 31, 2019. Dividends were maintained throughout 2020

The overactive hurricane season in 2020 impacted several of our Gulf Coast markets, including Southwest and Southeast Louisiana, Coastal Mississippi, Alabama and Florida, with four powerful hurricanes making landfall. After each event, we quickly mobilized portable banking units and ATMs to affected areas, and most locations reopened under generator power the following day. We continue to support our clients, communities and our colleagues in these areas.

Our 2020 results reflect both the focus on de-risking the balance sheet in light of today’s environment and the building of credit reserves for the expected economic impact of the pandemic. Despite those charges, our pre-provision net revenue improved and our capital remains solid. As we begin the new year, we recognize pandemic-related headwinds still exist, however, we look forward to improved performance in 2021 and believe we are well positioned to continue execution of strategies designed to enhance shareholder value.

Overview of our Compensation Programs

Our compensation program is aligned with short- and long-term Company performance and includes best practices designed to reflect sound corporate governance. As described further below, with the exception of base salary and a minority of our annual equity awards, all direct compensation is performance-based. Executives are also subject to stock ownership guidelines as well as post-vest holding periods on equity awards. The short-term cash incentives awarded under our annual performance plan reward our executives for achievement of short-term goals aligned with our fiscal year operating plan. The long-term incentive plan rewards our executives for achievement of long-term goals measured over a multi-year period. Together, these plans support our operating strategy to provide customers with the financial sophistication and range of products of a regional bank, while successfully retaining the commercial appeal and level of service of a community bank. The Company’s size and scale and associated compensation program enable us to attract and retain high quality associates who are focused on executing this strategy.

Our annual performance plan is primarily based on achievement of these Company performance goals, which are further discussed below under “Annual Cash Incentive.” Awards under our long-term incentive plan include performance-based restricted stock, which we refer to as “performance stock awards,” and time-based restricted stock. Performance stock awards are earned based on achievement of operating earnings per share (operating EPS) and total shareholder return (TSR) over a three-year period. To the extent earned, performance stock awards convert into unrestricted shares after performance results for the performance period are certified and a two-year post-vest holding period has been met. Restricted stock awards vest in annual installments on each of the first three anniversaries of the grant date and are also subject to a two-year post-vest holding period. The value of the long-term incentive awards increases or decreases as our share price increases or decreases, thereby aligning the interests of our executives with those of our shareholders. Awards under our long-term incentive plan for fiscal 2020 are discussed below under “Long-Term Incentive Plan.”

Impact of Performance on 2020 Compensation

The following results and key decisions by our Compensation Committee support our pay for performance philosophy and also highlight the Compensation Committee’s focus on protecting our shareholders’ interests.

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Impact of COVID-19. Our performance plans were thoroughly reviewed in light of potential negative impacts due to the COVID-19 pandemic over the course of 2020. The Compensation Committee considered whether modifications or other alternatives to annual cash incentives and outstanding performance-based equity awards were warranted. In addition, the Compensation Committee engaged with its independent compensation consultant to understand how the pandemic impacted us compared to our peers and any differences in impact due to plan design. The Compensation Committee also considered whether any changes in plan design with respect to our annual cash and long-term incentive plans were appropriate for 2021 in light of what was learned from 2020.

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Aligning Base Pay Closer to Market. Although our executive base salaries have historically lagged behind our peers, the Compensation Committee believes that executives’ base salaries should generally align with the 50th percentile of the Peer Bank Group. After reviewing the Peer Bank Group compensation study (discussed below) and deliberation, the Compensation Committee approved base salary increases, which would have moved each of our NEOs closer to the targeted level. In light of the pandemic and resulting uncertainty, however, our CEO and his direct reports decided to forego those increases in 2020 salary prior to them going into effect in April 2020. Instead they requested the funds be directed to the Hancock Whitney Associates Assistance Fund to aid team members negatively impacted by the pandemic.

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Annual Cash Incentive Determination. After reviewing our overall financial performance compared to regional and top performing peers and our internal corporate strategic objectives, the Compensation Committee determined that annual cash incentive awards to our executive officers had been earned and approved a corporate completion percentage of 68.98% of target levels. Accordingly, based on our partial achievement of performance goals for fiscal 2020, the NEOs earned below target payout levels under our annual performance plan primarily driven by pandemic related impacts to the Operating EPS performance. The Committee felt that the impact to awards were similar to those of our peer group and did not exercise any discretion on the calculated results.

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Vesting of Performance Stock Awards. Performance stock awards granted in 2018 with a performance period ending in December 2020 vested collectively at 65.5% of target based on our achievement of Total Shareholder Return compared to our peers and operating EPS compared to target. Collectively, our NEOs’ vested performance awards are valued at over $830,571. The Committee considered making certain adjustments to outstanding long-term incentives to reflect the impact of COVID-19 on incentive values during 2020, but ultimately determined that it was prudent to wait until performance periods for outstanding awards were completed before making any such adjustments.

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Change in Timing of Grants of Time-Based Restricted Stock: The Compensation Committee delayed the planned November 2020 time-based restricted stock grants to the first quarter of 2021, thereby granting all equity awards in a grant cycle at the same time in one calendar year, which aligns with market practice for most of our peers. This will allow for year-end performance to be reviewed and considered prior to grants being made. As a result of this timing change, named executive officers only received a single grant of equity awards in the form of performance stock awards granted in January 2020.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At our 2020 annual meeting of shareholders, 98.4% of the votes cast approved the compensation of our named executive officers, as discussed and disclosed in the 2020 proxy statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices have strong shareholder support.

In light of the strong shareholder support of the compensation paid to our named executive officers as evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation for 2020. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders.

In Proposal No. 2, shareholders are being asked to approve, on an advisory basis, the compensation of our NEOs for 2020 as disclosed in the proxy statement.

Executive Compensation Best Practices

Our executive compensation program is designed to create an appropriate linkage between executive pay, Company performance, and the return on shareholder investment. The Compensation Committee works with its independent consultants to evaluate the program and maintain alignment with shareholders’ interests and to incorporate strong governance standards within our compensation program, such as:

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A Significant Percentage of Executive Target Compensation is Performance-Based. Greater than 70% of Mr. Hairston’s total target direct compensation (base salary, target annual incentive, and target long-term incentive awards) and greater than 60% of the total target direct compensation of our other NEOs is performance-based, meaning that either it is at risk and must be earned on the basis of attainment of corporate performance goals (in the case of annual incentive awards and performance stock awards) or its future value is contingent upon the future performance of the

Company’s common stock (in the case of our performance stock awards and time-based restricted stock awards).

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Majority of Long-Term Incentives Based on Stock Performance. Typically, as CEO, Mr. Hairston receives a targeted 70% of his equity grant in performance-based awards, and the other NEOs receive a targeted 60% of their equity grant in performance-based awards. For 2020, however, only performance-based awards were issued resulting in a 100% performance weighting due to the shift in granting time-based awards to the first quarter of the year starting in 2021. The Compensation Committee believes that weighting the equity grants more toward performance-based awards provides better alignment of the executives’ compensation with our shareholders’ interests.

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Mandated Post-Vest Holding Periods. Long-term incentive awards granted to our executive officers include a mandatory two-year post-vest holding requirement. This holding requirement supports alignment between our executives and our shareholders, focuses the executives on long-term sustained performance, and reduces the grant date fair value of the award for accounting purposes, thus reducing the expense of the equity program to the Company. These post-vest holding periods are in addition to meaningful executive stock ownership requirements.

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No Excise Tax Gross-Up Provisions. None of the change in control agreements in place for our NEOs or other executives provide for excise tax gross-ups. Instead, these agreements provide for a “best of net” approach to address any potential excise tax payments that might be triggered by a change in control. (See “Elements of Our Compensation Program – Use of Employment Contracts and Change in Control Agreements” herein.)

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Clawback Policy. The Compensation Committee has adopted a clawback policy that empowers the Board to recover a bonus, other incentive compensation paid, or other performance based equity compensation awarded to any executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial statements.

●	Limited Perquisites. We generally provide only limited perquisites to our executives, consistent with our goal of aligning our executives’ interests with the interests of our shareholders.

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Executive Stock Ownership Requirements. Under our stock ownership guidelines, our CEO must own the lesser of either 90,000 shares of Company common stock or stock worth five times his base salary, and our other executive officers must own the lesser of either 30,000 shares of Company common stock or stock worth three times their base salary. Executive officers have five years from the date of employment, or promotion to an executive officer position, to meet the stock ownership requirement. If an executive does not own the requisite number of shares by the required date, the executive must retain ownership of one-half of any shares acquired from the Company (net of any tax withholdings) until the ownership requirement is met.

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Prohibition on Hedging Transactions. The Company’s Insider Trading Policy prohibits all of our directors, officers and associates (and their respective immediate family members) from engaging in hedging or monetization strategies involving exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forwards and other derivative instruments, including short sale transactions, or otherwise engaging in transactions that hedge or offset or are designed to hedge or offset any decrease in the market value of the Company’s securities.

Objectives of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

●	drive performance in support of the Company’s financial goals, balancing short-term and intermediate operational objectives and performance with long-term strategic goals;

●	align executives’ long-term rewards with the interests of our shareholders;

●	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives who are otherwise of comparable rank; and

●	place at risk a significant portion of total compensation, making it contingent on Company performance, but in a manner consistent with our risk management policies.

Role of the Compensation Committee

The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short- and long-term) compensation opportunities. Each of the members of our Compensation Committee is independent as defined under SEC and NASDAQ listing standards. The Committee may form and delegate responsibility to subcommittees of the Compensation Committee as necessary or appropriate. The Compensation Committee from time to time retains independent executive compensation consultants to assist in evaluating the compensation practices of the Company and to provide advice and ongoing recommendations regarding executive compensation practices consistent with our business goals and pay philosophy.

In 2019, the Compensation Committee engaged McLagan to provide this advisory service to the Compensation Committee, which the Committee considered in connection with setting executive compensation for 2020. The scope of McLagan’s executive compensation consulting assignments included a comparison of our current levels of base salary, annual cash incentive opportunity and equity-based compensation to those paid by bank and bank holding companies in the Peer Bank Group (listed below). McLagan performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management. The Compensation Committee assessed the independence of McLagan under the applicable SEC and NASDAQ rules and concluded that McLagan’s engagement presented no conflicts of interest. The Compensation Committee considered data developed by McLagan in its assessment of whether each element of the executives’ compensation package was competitive with the market and to determine whether any adjustments were appropriate. This information was also used to establish the parameters of long-term incentives granted to the NEOs.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the Chief Human Resources Officer and other members of the Company’s human resources team, who provide administrative support to the Compensation Committee, as requested. Executives may attend a Compensation Committee meeting to discuss Company and individual performance or to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only the independent Compensation Committee members have the right to vote on decisions regarding executive compensation.

For each executive officer other than himself, the Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation. The Compensation Committee reviews recommendations made by our Chief Executive Officer and information from the McLagan executive compensation review in determining compensation levels and program designs. The Compensation Committee’s decisions for all executives including the CEO are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data. The Chief Executive Officer is excused from the meeting before decisions are made on his compensation.

Role of Compensation Consultant and Review of Market Data

The Compensation Committee periodically reviews and analyzes market data provided by McLagan in an effort to ensure that our executive officer compensation is competitive. Such a review was conducted in 2019, which served as a guide to the Committee in setting our 2020 executive compensation levels. As part of this review, we compared compensation paid to our executive officers with compensation paid to the named executive officers in similar positions at banks of comparable size (which we refer to as the Peer Bank Group). The Committee used the market information compiled as well as additional information regarding the ongoing movement of executive compensation in the banking industry to test the reasonableness of the compensation decisions we made for 2020. McLagan conducted another review of executive compensation in October 2020, which was used to make compensation decisions for 2021.

In connection with McLagan’s 2019 review of executive compensation, we determined it was appropriate to maintain the same Peer Bank Group as was used in the prior year review. The Peer Bank Group is designed to align with the Company’s business profile and external environment, and positions the Company close to the peer group median in terms of asset size. The 2019 Peer Bank Group is comprised of banks, bank holding companies and financial holding companies with total assets ranging from $20.1 billion to $48.1 billion at the time of selection. The median total assets for the 2019 Peer Bank Group was $29.2 billion, which positioned the Company at the 48th percentile of the peer group at the time of selection. We referred to the 2019 Peer Bank Group in establishing compensation levels and program design features for 2020.

The Company’s 2019 Peer Bank Group consists of the following 20 banks and bank holding companies.

COMPANY NAME, HEADQUARTERS’ STATE	TICKER
Associated Banc-Corp, WI	ASB
Bank OZK, AR	OZK
Commerce Bancshares, Inc., MO	CBSH
Cullen/Frost Bankers, Inc., TX	CFR
F.N.B. Corp., PA	FNB
First Horizon National Corporation, TN	FHN
Fulton Financial Corporation, PA	FULT
IBERIABANK Corp., LA	IBKC
People’s United Financial, Inc., CT	PBCT
Pinnacle Financial Partners, TN	PNFP
Prosperity Bancshares Inc., TX	PB
Sterling Bancorp, NY	STL
Synovus Financial Corporation, GA	SNV
TCF Financial Corporation, MI	TCF
Texas Capital Bancshares Inc., TX	TCBI
UMB Financial Corp., MO	UMBF
Umpqua Holdings Corp., OR	UMPQ
Valley National Bancorp, NJ	VLY
Webster Financial Corporation, CT	WBS
Wintrust Financial Corporation, IL	WTFC

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should provide the opportunity for enhanced levels of financial reward for achievement of higher levels of performance; should recognize and reward both short- and long-term performance; and should be competitive with our peers so we can attract and retain talented and skilled executives. After careful consideration and analysis of market survey data provided by the Compensation Committee’s executive compensation consultant, executive officer compensation is set at levels we believe to be competitive with the Company’s Peer Bank Group and compatible with our internal business plans. While the Compensation Committee considers many factors in setting executive compensation, generally the Compensation Committee strives to achieve a market position for an executive’s total compensation at approximately the median of the Peer Bank Group assuming the Company’s performance is consistent with that group.

Elements of Our Compensation Program

In 2020 our executive officer compensation program consisted of the following elements: base salary, annual cash incentives, long-term equity incentives, retirement benefits, change in control protections and other benefits, including limited perquisites.

Base Salary

We pay base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including competitive pay levels within the Peer Bank Group and our industry, internal pay alignment and equity, and an overall assessment of Company and individual performance. We rely substantially on industry and Peer Bank Group salary survey data provided by the Compensation Committee’s compensation consultant to evaluate whether the base salaries of our executives are competitive in the marketplace and also evaluate the actual performance of each executive to determine if base salary increases are warranted. The Compensation Committee may, however, set an executive’s salary above the Peer Bank Group median if it determines that specific performance, needs or other circumstances justify a base salary at a higher level.

The Compensation Committee believes that executives’ base salaries should generally align with the market 50th percentile of the Peer Bank Group. On December 19, 2019, after review and discussion of the 2019 Peer Bank Group compensation study, the Compensation Committee determined that the base salaries of our executives were below the competitive range for peer executives and approved base salary increases for each of our NEOs, to be effective April 1, 2020. However, in light of the COVID-19 pandemic and related uncertainties and challenges faced by the Company, our CEO and his direct reports decided to forego those increases in 2020 salary prior to the changes going into effect in April 2020. The only NEO increase was for Mr. Knight who is not a direct report of the CEO.

NEO	2019 Salary	Increase effective 2020	2020 Salary	Percentage Increase
John M. Hairston	$990,000	$0	$990,000	0.00%
Michael M. Achary	$510,000	$0	$510,000	0.00%
D. Shane Loper	$565,000	$0	$565,000	0.00%
Joseph S. Exnicios	$510,000	$0	$510,000	0.00%
Cecil W. Knight Jr.	$470,000	$14,100	$484,100	3.00%

Annual Cash Incentive

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate strategic objectives. Each NEO has a target opportunity that may be earned between 0% and 200% based on corporate performance.

For purposes of the annual incentive, the Compensation Committee measures corporate performance in two ways: 1) actual corporate performance compared to pre-established corporate performance goals as a base completion percentage, and 2) the Company’s performance compared to the performance of certain regional peers and the performance of a top quartile peer group (consisting of top performing banks in the country based upon their three-year ROAA with assets ranging from $20 billion to $50 billion), together with a review of the Company’s progress with respect to certain corporate strategic objectives. The Compensation Committee has the discretion to increase or decrease the amount of annual incentive earned based on these factors.

For 2020, the annual cash incentive plan used four key performance measurement metrics: operating EPS, operating pre-provision net revenue, and two credit quality metrics. The credit quality metrics compare the percentage of total commercial loans classified as criticized as of end of year and the percentage of total loans classified as non-performing as of the end of the year. The Compensation Committee may also approve adjustments as it deems appropriate as discussed below based on its overall assessment of Company performance against the performance of regional and top quartile peers and consideration of other corporate strategic objectives.

The financial performance goals under the 2020 Executive Incentive Plan and actual results for 2020 are set forth below:

Corporate Performance Goal	% of Plan Component	2020 Threshold	2020 Target	2020 Maximum	2020 Actual Results
Operating EPS	50%	$3.32	$4.15	$4.98	($0.54)
Operating Pre-Provision Net Revenue	30%	$393.364 million	$497.955 million	$597.546 million	$491.159 million
12/31 Commercial Criticized Loans/12/31 Total Commercial Loans*	10%	3.62%	3.33%	3.04%	2.57%
YTD EOP Non-Performing Loans/Total Loans*	10%	1.55%	1.14%	0.73%	0.73%

* Excluding PPP loans

For 2020, comparing actual corporate performance to the 2020 targets, the resulting completion percentage was driven by below threshold performance under the Operating EPS metric, near target performance under the Operating Pre-Provision Net Revenue metric, and at or above maximum performance under the credit quality metrics. After considering these results and reviewing our overall financial performance compared to regional and top quartile peers and relative impact to annual plan in comparison to peers, the Compensation Committee determined that annual cash incentive awards to our executive officers were earned and the resulting aggregate completion percentage was 68.98%. No modifications or discretion were utilized in spite of the impact of the pandemic on our performance.

In addition to awards made under our Annual Incentive Plan for corporate performance, the plan also allows for the Compensation Committee (for all officers) and the CEO (for officers other than himself) to recommend adjustments based on results of near-term performance related to one-time initiatives, specific development efforts, or short-term projects. For 2020, no such adjustments were recommended. For the year ended December 31, 2020, the following cash bonuses were awarded:

Named Executive Officer	Target Value as a % of Base Salary	Corporate Performance Completion	Corporate Performance Award	Individual Assessment	Total Cash Incentive
John M. Hairston	100%	68.98%	$682,902	-	$682,902
Michael M. Achary	75%	68.98%	$263,848	-	$263,848
D. Shane Loper	75%	68.98%	$292,302	-	$292,302
Joseph S. Exnicios	75%	68.98%	$263,848	-	$263,848
Cecil W. Knight Jr.	75%	68.98%	$248,635	-	$248,635

Long-Term Incentives

The purpose of our long-term incentive program is to ensure that our executives focus not only on short-term returns but also on achieving long-term Company goals, growth and creation of shareholder value. We further believe that equity ownership by our executive officers aligns executives’ interests with those of our shareholders. In 2020, the Compensation Committee had planned to continue its practice of using performance stock awards (PSAs) and time-based restricted stock awards (RSAs) for long-term incentive compensation, with a higher percentage of the total award value being delivered to our NEOs in the form of PSAs. As noted below, for 2020, there was a one-time change with respect to the time-based restricted stock awards (RSAs). The relative weighting of the award values strengthens the alignment of the executive and shareholder interests. The PSAs only provide value to the executive if our TSR exceeds a threshold of performance relative to our peers and if operating EPS meets objectives, as described below. However, we continue to use RSAs as a portion of our long-term awards because we believe they provide an effective retention incentive for the executives and align the interests of our executives with those of our shareholders.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s base salary, with the target percentage based upon the executive’s position. We believe using a percentage of base salary as the target provides us greater control and consistency relative to the value of equity awards we grant each year. For 2020, the long-term incentive allocations for the NEOs were as follows:

Named Executive Officer	Target Value of LTI as a % of Base Salary	LTI Target Value	% Delivered in Performance Awards	% Delivered in Restricted Stock
John M. Hairston	200%	$1,980,000	70%	30%
Michael M. Achary	120%	$612,000	60%	40%
D. Shane Loper	120%	$678,000	60%	40%
Joseph S. Exnicios	120%	$612,000	60%	40%
Cecil W. Knight Jr.	100%	$484,100	60%	40%

The RSAs vest based on continued service, with the awards vesting in annual increments over a three-year period. The PSAs are described below. All awards granted under the 2020 program include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.

For the RSAs, our prior practice has been to grant the time-based portion of the equity grants in November of each year. The Committee in discussion with its consultant decided that it would be beneficial to grant both the time-based and performance-based grants at the same time during the first quarter beginning in 2021. Due to this timing change, no time-based awards were granted in 2020. Both the time-based and performance-based grants will be disclosed in next year’s proxy covering 2021 compensation.

For the PSAs approved in 2019 and granted in 2020, the Company bifurcated the grant into two equally weighted awards, one using a three-year relative TSR performance metric and the other a two-year EPS metric. We believe these performance metrics provide a direct alignment of executive and shareholder interests.

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TSR Awards – The payout level of the TSR award is determined based on the relative rank of the Company’s TSR among a 49 company peer group (the KBW Regional Bank Index). If over the three-year measurement period the Company’s TSR performance is below the peer group’s 25th percentile, no portion of the award is earned; if the Company’s TSR performance is at or above the 25th percentile but below the 50th percentile, 50% of the target award is earned; if the Company’s TSR performance is at or above the 50th percentile but below the 75th percentile, 100% of the target award is earned; and if the Company’s TSR performance is at or above the 75th percentile, 200% of the target award is earned.

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Operating EPS Awards – The operating EPS award has a two-year performance measurement period followed by a one-year service period. Between 0% and 200% of the target award will be earned based upon the level of collective operating EPS achieved over the performance period as compared to the target level, with 80% of target operating EPS earning 50% payout and 120% of target operating EPS earning 200% payout. The two-year EPS goals have been approved by the Compensation Committee and reflect our strategic plan as well as projected growth targets. The Compensation Committee believes that the growth targets represent appropriately challenging performance that will lead to increased shareholder value if achieved.

For all PSAs granted, results that fall in-between the “maximum,” “target” and “minimum” levels of the applicable performance criteria will be paid out on a sliding scale.

Our NEOs received the following long-term incentive awards for fiscal year 2020:

Named Executive Officer	2020 RSAs	2020 Value of RSA Awards	2020 PSAs (represent the target awards granted Jan. 2020)	2020 Value of PSA Awards	2020 Total Award Value (1)

John M. Hairston	0	$0	28,428	$1,247,421	$1,247,421

Michael M. Achary	0	$0	8,368	$367,188	$367,188

D. Shane Loper	0	$0	9,270	$406,768	$406,768

Joseph S. Exnicios	0	$0	8,368	$367,188	$367,188

Cecil W. Knight Jr.	0	$0	6,426	$281,973	$281,973

(1)

For purposes of determining the PSAs to be granted, the Compensation Committee values each award based on the closing price of our common stock on the day prior to the effective date of the grant, which values are reflected in the table above. For purposes of determining the grant date fair value of the awards to be reported in the “Summary Compensation Table,” the awards are valued in accordance with FASB ASC Topic 718 as required by SEC rules. The PSAs subject to the TSR metric are valued as of the grant date based on probable outcomes and the PSAs subject to the operating EPS metric are valued as of the date of grant based on the grant date fair value of the PSAs determined using a Monte Carlo simulation method, as set forth in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Vesting of 2017 PSAs – The three-year period from 2018-2020 for the PSAs approved in 2017 ended December 31, 2020. One-half of these PSAs could be earned based on the Company’s TSR relative to a peer group for the three-year performance period. The Company’s relative TSR compared to the applicable peer group was below the 50th percentile, which resulted in our executive officers vesting at 0% of the target awards. The other half of these PSAs could be earned based upon achievement of collective operating EPS relative to a two-year performance goal. The Company’s collective EPS was above target, which resulted in our executive officers vesting at 131% of the target awards. In the aggregate, our NEOs vested in 65.5% of the targeted shares equaling 24,668 shares valued at $830,571 as of December 31, 2020.

Retirement Benefits

Retirement benefits also play an important role within our overall executive compensation strategy because providing our executives with financial security at retirement means they are incentivized to remain long-term employees of our Company. Based on information provided by the Compensation Committee’s consultant, we believe that our retirement program, including the benefits that are earned based on service, is comparable to programs offered by the companies in our Peer Bank Group. Our retirement program continues to be an essential component to ensure that our executive compensation program remains competitive.

During 2020, the Company maintained the following two retirement plans available to all eligible employees:

●	Hancock Whitney Corporation Pension Plan
●	Hancock Whitney Corporation 401(k) Savings Plan

The Hancock Whitney Corporation Nonqualified Deferred Compensation Plan was also available to our NEOs, and Mr. Exnicios remains eligible for benefits under the Whitney Holding Corporation Retirement Restoration Plan. These plans are described in more detail under “Executive Compensation – Pension Benefits” and “Executive Compensation – Nonqualified Deferred Compensation” herein.

Perquisites and Other Benefits

We seek to maintain a cost conscious culture in connection with the benefits we provide to our executive officers, consistent with our objective to tie a significant portion of executive compensation to Company performance. Our NEOs receive limited perquisites, such as club and professional organization dues, Company paid parking, a Company provided auto allowance and for certain executives who do not reside permanently in the New Orleans, LA area, but have extensive business related job responsibilities in the market, a local housing allowance. The Company also charters aircraft that the NEOs may use periodically. As outlined in the Company’s Corporate Aviation Usage Policy, personal use of the aircraft is discouraged and no personal usage occurred in 2020. We also provide our executive officers long-term disability insurance coverage that provides tax-free benefits. Based on information provided by the Compensation Committee’s consultant, we believe the perquisites provided to our NEOs are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group. We review the perquisites provided to our executive officers periodically to ensure that our benefits are consistent with our overall compensation objective of providing competitive compensation to our executive officers.

Employment Contracts and Change in Control Agreements

We do not have employment contracts with the NEOs. However, each NEO has a change in control agreement that protects the executive’s employment for two years following a change in control of the Company. The occurrence or potential occurrence of a change in control would create uncertainty regarding whether the employment of our executive officers whom we consider to be key employees would be continued. In the Compensation Committee’s view, providing these change in control protections better enables the executive officers to focus on the Company’s business and serve the shareholders’ interests, particularly during periods of consolidation or merger and acquisition activity within the banking industry.

Under the agreements, if the executive’s employment is terminated by the Company without cause during the two-year period following a change in control, then the executive is entitled to a severance payment equal to a multiple of two or three times his base salary plus the average bonus paid to the executive for the three fiscal years preceding the termination, and continued medical coverage of 24 or 36 months, depending on the executive’s position. The executive is also entitled to this severance payment if the executive resigns due to disability during the protected period or because of a material change in his base salary or duties or his relocation during the protected period after notice and an opportunity to cure is provided to the Company. Under these agreements, the NEOs are responsible for any excise tax payments due. The change in control agreements had an initial term of three years ending December 31, 2017 and then automatically renew for successive three-year terms beginning on January 1st of the year immediately following the end of each term, unless either the Company or the executive elects to terminate the agreement at the end of its then current term no later than October 31st preceding the renewal date. The agreements carried forward for an additional term after the initial term expired. The agreements also bind the executives to certain non-solicitation, non-disparagement and confidentiality covenants. These agreements are described in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” herein.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. The grant-date fair value of share-based awards that are settled in stock, such as RSAs and PSAs, is expensed over the service period or vesting period of the grant. For those grants with a two-year post-vest holding requirement, the grant-date fair value is reduced by a liquidity discount to reflect the holding period requirement.

Section 162(m) of the Internal Revenue Code, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. Prior to enactment of the Tax Cuts and Jobs Act of 2017, an exception to the $1 million limit was available for “performance-based compensation” that meets certain requirements. In prior years, in connection with making decisions on executive compensation, the Committee took into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs by taking into consideration the requirements of performance-based compensation under Section 162(m), while also maintaining flexibility and reserving the right to award non-deductible compensation as it deemed appropriate. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Stock Ownership Guidelines

We believe that the executive officers of our Company should maintain equity interests in the Company to ensure that they have a meaningful economic stake in the Company and that the interests of our executives and our shareholders are aligned. Effective January 1, 2009, we adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Company common stock, depending upon the executive’s position. Shares held by the executive or the executive’s spouse, including, without limitation, shares held for the account of the executive in the Company’s Dividend Reinvestment Plan, a brokerage account, the Hancock Whitney 401(k) plan, or the Company’s Nonqualified Deferred Compensation Plan are deemed owned by the executive under the guidelines. Under the guidelines, our Chief Executive Officer is required to maintain ownership of the lesser of either 90,000 shares of Company common stock or stock worth five (5) times his base salary. Each of our other executive officers is required to maintain ownership of the lesser of either 30,000 shares of Company common stock or stock worth three (3) times his or her base salary. The valuation will be based on the closing price on the last trading day of the preceding calendar year. The executives have five years from the date of their designation as an executive officer to satisfy these ownership requirements. In addition, if an executive officer does not reach his or her guideline at the end of the applicable period, the executive officer must hold one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met. Currently all of our NEOs meet the ownership guidelines.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s policies and practices of compensating its associates, including executives and non-executive associates, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with executive management. Based on such review and discussion the Compensation Committee recommended to the Board of Directors that the 2020 CD&A be included in this proxy statement and in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Hardy B. Fowler (Chair)

James H. Horne

Jerry L. Levens

Constantine S. Liollio (Vice Chair)

Thomas H. Olinde

EXECUTIVE COMPENSATION

The following table sets forth the cash and other compensation that we paid to our NEOs or that was otherwise earned by our NEOs for their services in all capacities during 2020, 2019, and 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total ($)
John M. Hairston, President and CEO	2020 2019 2018	990,000 973,750 910,017	1,222,404 1,422,991(6) 1,267,543(6)	682,902 961,836 1,112,590	213,680 214,348	490,947 404,911 405,963	3,599,933 3,977,836 3,696,113
Michael M. Achary, Chief Financial Officer	2020 2019 2018	510,000 503,750 478,759	359,824 473,727 403,169	263,848 373,290 406,336	172,314 174,472 15,802	148,623 249,642 249,610	1,454,609 1,774,881 1,553,676
D. Shane Loper Chief Operating Officer	2020 2019 2018	565,000 553,125 508,135	398,610 514,387 424,513	292,302 409,795 429,699	246,574 245,592	387,890 163,341 160,978	1,890,376 1,886,240 1,523,325
Joseph S. Exnicios, President, Hancock Whitney Bank	2020 2019 2018	510,000 503,750 478,759	359,824(6) 473,727 403,169	263,848 348,290 406,336	202,580 583,925	351,744 312,871 315,619	1,687,996 2,222,563 1,603,883
Cecil W. Knight Jr. Chief Banking Officer	2020 2019 2018	480,594 463,751 438,759	276,318(6) 375,939(6) 327,818	248,635 320,639 341,252	44,562 54,775 27,426	36,085 39,617 48,046	1,086,194 1,254,721 1,183,301

(1)	Amounts reflect the annual base salaries earned for the applicable year.

(2)

Amounts reflect the grant date fair value of restricted stock awards (RSAs) and performance stock awards (PSAs) granted during the year, calculated in accordance with FASB Topic 718. The grant date fair value of the RSAs is based on the closing price of our common stock on the grant date, as adjusted for an illiquidity discount related to the post-vest holding requirement. The grant date fair value of the PSAs is determined using a Monte Carlo simulation method, as set forth in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

With respect to PSAs, amounts included in the table are based on the probable outcome of the performance conditions for the year assuming achievement of the performance conditions at “target” levels. The grant date value of the PSAs, assuming achievement of performance conditions at the highest level, would be as follows:

NEO	2020	2019	2018
John M. Hairston	$2,444,808	$1,889,782	$1,760,858
Michael M. Achary	$719,648	$509,560	$481,577
D. Shane Loper	$797,220	$543,674	$502,499
Joseph S. Exnicios	$719,648	$509,560	$481,577
Cecil W. Knight Jr.	$552,636	$415,576	$390,790

(3)	Amounts reflect the annual cash incentives earned by each NEO for the applicable year, as described in the Compensation Discussion and Analysis above.

(4)

The Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present value of each of the NEO’s accumulated benefits under the Hancock Whitney Corporation Pension Plan. For 2018, the change in value was negative for the following NEOs: Mr. Hairston, ($8,627); Mr. Exnicios, ($515); and Mr. Loper, ($24,154).

(5)

Included in the All Other Compensation column is the value of certain perquisites and benefits the Company makes available to its executive officers. Such perquisites include a Company provided auto allowance, club and professional organization dues, executive physicals, parking and supplemental long-term disability insurance. In addition, these perquisites include a housing allowance of $35,000 for Mr. Hairston and $55,000 for Mr. Loper. In addition, the amount reflected includes Company contributions to the Company’s Nonqualified Deferred Compensation Plan and the Hancock Whitney 401(k) plan, and restricted stock award dividends.

Name	Total Perquisites	Company Plan Contributions	RSA Dividends	Total

John M. Hairston	$57,211	$411,941	$21,795	$490,947
Michael M. Achary	24,209	114,762	9,652	148,623
D. Shane Loper	76,231	301,141	10,518	387,890
Joseph S. Exnicios	33,352	308,740	9,652	351,744
Cecil W. Knight Jr.	19,826	9,975	6,284	36,085

(6)

The Company permits its executives to elect to defer awards received under our long-term incentive program into our Nonqualified Deferred Compensation Plan. The value of stock awards includes the value of units so deferred and credited under the Nonqualified Deferred Compensation Plan. The grant date fair value of the long-term incentive awards deferred by Mr. Hairston for 2019 was $94,523 in performance units and for 2018 was $88,004 in performance units; by Mr. Exnicios for 2020 was $359,824 in performance units; and by Mr. Knight for 2020 was $276,318 in performance units and for 2019 was $207,788 in performance units and $168,150 in restricted stock.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our associates to create shareholder value. Our CEO to median associate pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median associate by examining the 2020 W-2 Box 5 Wages (Medicare Wages and Tips) for all individuals, excluding our CEO, who were employed by us on December 31, 2020, the last day of our payroll year. We included all associates, whether employed on a full-time, part-time, or on call basis. We did not make any assumptions, adjustments, or estimates with respect to W-2 Box 5 Wages, and we did not annualize the compensation for any associates that were not employed by us for all of 2020. We believe the use of W-2 Box 5 Wages for all associates is a consistently applied compensation measure.

After identifying the median associate, we calculated annual total compensation for such associate using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table above. The total annual compensation of our median employee was $66,483. The total annual compensation of our CEO was $3,599,933. Accordingly, the ratio of CEO pay to median employee pay was 54:1.

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2020.

2020 GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
John M. Hairston	PSA	1/2/2020(1)				14,214	28,428	56,856		1,222,404
	Annual Cash		495,000	990,000	1,980,000
Michael M. Achary	PSA	1/2/2020(1)				4,184	8,368	16,736		359,824
	Annual Cash		191,250	382,500	765,000
D. Shane Loper	PSA	1/2/2020(1)				4,635	9,270	18,540		398,610
	Annual Cash		211,875	423,750	847,500
Joseph S. Exnicios	PSA	1/2/2020(1)				4,184	8,368	16,736		359,824
	Annual Cash		191,250	382,500	765,000
Cecil W. Knight Jr.	PSA	1/2/2020(1)				3,213	6,426	12,852		276,318
	Annual Cash		180,223	360,445	720,890

(1)

All awards approved by the Compensation Committee on October 24, 2019, but with an effective grant date of January 2, 2020. PSAs based upon Operating EPS vest after three years (two-year performance period and an additional one-year service restriction) and PSAs based upon relative TSR vest after a three-year performance period. All performance stock awards granted under the 2020 program include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.

(2)

Reflects threshold, target and maximum payout levels under our annual cash incentive program for 2020. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the annual cash incentive program is included in the Compensation Discussion and Analysis section above.

(3)

Represents threshold, target and maximum payout levels under performance share awards granted in 2020. The number of actual shares earned under the PSAs will be based on the achievement of performance goals relating to operating EPS over a two-year performance period and relative TSR over a three-year performance period, as described in the Compensation Discussion and Analysis section above.

(4)	Amounts reflect the grant date fair value of stock awards granted during the year, calculated in accordance with FASB Topic 718.

The following table provides information concerning equity awards that are outstanding as of December 31, 2020 for each of our NEOs.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

	Stock Awards
Name	Grant Date	Number of Units That Have Not Vested (#)(1)	Market Value of Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(2)
John M. Hairston
	1/2/2020			28,428	967,120
	11/15/2019	8,697	295,872
	1/2/2019			28,030	953,581
	11/15/2018	3,545	120,601
	1/2/2018			12,008	408,512
Michael M. Achary
	1/2/2020			8,368	284,679
	11/15/2019	3,983	135,502
	1/2/2019			7,558	257,123
	11/15/2018	1,487	50,588
	1/2/2018			3,284	111,722
D. Shane Loper
	1/2/2020			9,270	315,365
	11/15/2019	4,412	150,096
	1/2/2019			8,064	274,337
	11/15/2018	1,587	53,990
	1/2/2018			3,427	116,587
Joseph S. Exnicios
	1/2/2020			8,368	284,679
	11/15/2019	3,983	135,502
	1/2/2019			7,558	257,123
	11/15/2018	1,487	50,588
	1/2/2018			3,284	111,722
Cecil W. Knight Jr.
	1/2/2020			6,426	218,613
	11/15/2019	3,059	104,067
	1/2/2019			6,164	209,699
	11/15/2018	1,213	41,266
	1/2/2018			2,665	90,663
	8/15/2016	2,000	68,040

(1)

The RSAs vest based on continued service, with the awards granted in 2018 and 2019 vesting in annual increments over a three-year period and these awards are subject to a two-year post-vest holding period. The exception is Mr. Knight’s RSA grant on August 15, 2016, which was part of a compensatory arrangement related to his hiring and vests in annual increments over a five-year period and does not include a two-year post-vest holding period.

(2)	Market value is calculated based on the closing price of our common stock on December 31, 2020 of $34.02.

(3)

The PSAs vest based on continued service over a three-year period if applicable threshold levels of performance are met. After vesting, these awards are subject to a two-year post-vest holding period. The amounts reported for the January 1, 2020 grants of PSAs are based on achieving target performance goals, resulting in an award of 100% of the target PSA award. The amounts reported for the January 2, 2019 grants of PSAs are based on achieving target performance goals, resulting in an award of 100% of the target PSA award. The executives will earn between 0% and 200% of the target PSA award based on the Company’s achievement of performance criteria. For the January 2, 2018 grant, the amount is 65.5% of target based upon December 31, 2020 performance period ending results.

The following table provides information regarding the vesting of restricted stock awards and the exercise of stock options held by our NEOs in 2020.

2020 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

John M. Hairston	-	-	32,724	1,215,088

Michael M. Achary	-	-	10,956	384,063

D. Shane Loper	-	-	11,571	403,419

Joseph S. Exnicios	-	-	10,865	380,064

Cecil W. Knight Jr.	-	-	11,225	366,195

(1)	Reflects the fair market value of the shares as of the vesting date, which is defined in our stock incentive plan as the closing price of our common stock on the day prior to vesting.

The following table provides information regarding our Pension Plan and Retirement Restoration Plan, which provide for payment or other benefits at, following, or in connection with retirement.

2020 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During 2020 ($)

John M. Hairston	Hancock Whitney Corporation Pension Plan	26	1,080,133	-

Michael M. Achary	Hancock Whitney Corporation Pension Plan	20	927,979	-

D. Shane Loper	Hancock Whitney Corporation Pension Plan	30	1,206,610	-

Joseph S. Exnicios	Hancock Whitney Corporation Pension Plan	43	2,072,148	-

	Whitney Holding Corporation Retirement Restoration Plan	43	2,083,777	-

Cecil W. Knight Jr.	Hancock Whitney Corporation Pension Plan	3	126,763	-

(1)	Based on Accounting Standards Codification 715-20 assumptions used for disclosure as of December 31, 2020.

Hancock Whitney Corporation Pension Plan

The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 2.41% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) (adjusted for MP-2020) Fully Generational Projection using Scale MP-2020 and the Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2020) Fully Generational Projection using Scale MP-2020. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

Whitney Holding Corporation Retirement Restoration Plan

The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 2.41% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) (adjusted for MP-2020) Fully Generational Projection using Scale MP-2020 and Post-Commencement: RP-2014

Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2020) Fully Generational Projection using Scale MP-2020. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

The Hancock Whitney Corporation Pension Plan covers certain eligible employees of the Company upon the completion of one year of service and the attainment of age 21. In 2017, the plan was amended to exclude any individual hired or rehired by the Company after June 30, 2017 from eligibility to participate. Additionally, the amendment provides that the accrual of benefits of each participant whose combined age plus years of service as of January 1, 2018 totals less than 55 will be frozen. Benefits under the plan are determined as the sum of 1% of compensation multiplied by years of service and 0.5% of compensation in excess of a 35-year average of the social security wage base multiplied by years of service. The benefits are determined using base pay, but excluding bonuses and other items of extraordinary compensation. The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits. In 2020, this limit was $285,000. Benefits are payable in the form of actuarially-equivalent annuities, following separation from service and attainment of the normal (age 65) or early (age 55 and 10 years of service) retirement age. Early retirement benefits are subject to actuarial reduction.

Mr. Exnicios also participates in the Whitney Holding Corporation Retirement Restoration Plan, which is a nonqualified retirement plan that supplements benefits payable from the tax-qualified plan. This plan was acquired by the Company in connection with the merger with Whitney Holding Corporation and only former employees of Whitney Holding Corporation and its subsidiaries were eligible for participation. Benefits are determined as the difference between retirement benefits determined under the Whitney National Bank Retirement Plan (now merged into the Hancock Whitney Corporation Pension Plan) without regard to the applicable compensation limits and benefits actually payable from that plan taking into account all applicable limitations. Effective January 1, 2013, all benefit accruals under this plan were frozen.

The following table provides information regarding our Nonqualified Deferred Compensation Plan, which provides for the deferral of compensation on a basis that is not tax-qualified.

2020 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2020 ($) (1)	Registrant Contributions in 2020 ($) (1)	Aggregate Earnings in 2020 ($) (2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at December 31, 2020 ($) (3)

John M. Hairston	96,184	401,966	905,747	-	11,585,757

Michael M. Achary	127,500	110,748	59,572	-	3,576,334

D. Shane Loper	174,470	291,166	953,051	-	4,831,997

Joseph S. Exnicios	359,824	298,765	349,114	-	3,042,788

Cecil W. Knight Jr.	362,851	-	105,260	-	1,475,539

(1)	The amounts included in the Executive Contributions in 2020 and Registrant Contributions in 2020 are also reported as 2020 compensation in the Summary Compensation Table.

(2)	Contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for each of these funds for fiscal year 2020 was as follows:

Fund	One Year Total Return
Model Portfolio – Conservative	9.71%
Model Portfolio – Moderate/Conservative	12.04%
Model Portfolio – Moderate	13.49%
Model Portfolio – Moderate/Aggressive	14.36%
Model Portfolio – Aggressive	15.41%
Fidelity VIP Money Market Svc2	0.24%
T. Rowe Price Limited Term Bond	4.71%
Fidelity VIP Investment Grade Bond Svc	9.25%
American Century VP II Inflation Protection I	9.81%
PIMCO VIT Global Bond (Unhedged) Admin	10.12%
BrighthouseII MFS Value A	3.96%
Fidelity VIP Index 500 Initial	18.24%
BrighthouseII Jennison Growth A	56.80%
American Century VP Mid Cap Value I	1.21%
Great-West T. Rowe Price Mid Cap Growth Initial	24.11%

Fund	One Year Total Return
Delaware VIP Small Cap Value Spd	-1.90%
Vanguard VIF Small Company Growth I	23.18%
Great-West MFS International Value Initial	9.73%
Invesco VIF International Growth I	14.00%
Hancock Whitney Corporation Common Stock	-19.25%

(3)

The following amounts included in the Aggregate Balance at December 31, 2020 were previously reported as compensation to the NEOs in the Summary Compensation Table for years prior to 2020: Mr. Hairston, $4,705,993; Mr. Achary, $1,833,223; Mr. Loper, $1,141,793; Mr. Exnicios, $1,109,487; and Mr. Knight, $0.

Under our Nonqualified Deferred Compensation Plan, participants may elect a maximum deferral of 80% of base salary, 80% of annual incentive bonus, and 100% of long term incentive awards (in the form of performance units and restricted units – annual grants only). The minimum deferral for base salary and annual incentive bonus amounts to $3,000 in the aggregate. There is no minimum deferral for long-term incentive awards.

Company contributions are made to the Nonqualified Deferred Compensation Plan at the discretion of the Compensation Committee. Each year, a 401(k) restoration matching contribution may be made to participant accounts. Unless otherwise provided by the Compensation Committee, a participant shall be vested in his Company restoration matching account at the time or times and in the amounts determined in accordance with the provisions of the Hancock Whitney 401(k) plan. The plan also allows for supplemental contributions to be made to participants at the discretion of the Compensation Committee (referred to as SERP contributions). The factors taken into consideration for these contributions are current total compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the Company until age 65, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account. The participant will vest in the supplemental contribution account on a 10-year graded vesting schedule beginning at age 51 and ending at age 60. Each participant will be 100% vested at age 60.

Participants elect the investment options in which their deferrals are deemed to be invested from a group of measurement funds made available under the plan by the Compensation Committee. The participants may allocate and reallocate the investments of their deferral accounts among such investment options on a daily basis subject to certain limitations. Earnings or losses are allocated to the participant’s accounts under the plan on a daily basis based on the performance, positive or negative, of each specific measurement fund in which the participant’s accounts are deemed to be invested. In the event no investment election is made by a participant, the participant’s accounts under the plan are deemed to be invested in the lowest-risk measurement fund available under the plan and credited or debited with the earnings of such fund, until the participant elects otherwise. Only deferrals of a participant’s bonus may be deemed invested in the common stock measurement fund available under the plan. Any amounts deemed invested in the common stock measurement fund and any deferrals of restricted units or performance units may not be reallocated to any other investment measurement fund under the plan. Incentive units and amounts deemed invested in the common stock measurement fund are credited with dividend equivalent units as of each dividend payment date and deemed reinvested in additional common stock units based on the fair market value of the Company’s stock on the dividend payment date. If service and performance conditions are not met, the unit credits will be reversed.

Payments from the plan are payable upon the earlier of retirement, termination of employment, disability, death, or in the event of a scheduled distribution (payment during a specified year elected by the participant). Distributions due to retirement may begin immediately or up to five years after retirement and may be made in a lump sum or in annual installments from two to 15 years. The time and method of retirement distributions are elected by each participant and, effective for 2015 and thereafter, may be separately elected on an annual basis with respect to amounts deferred and/or contributed on behalf of the participant for such year. Distributions due to termination of employment of all amounts deferred or contributed to the plan on behalf of the participant prior to 2015 shall be distributed in a lump sum. Effective 2015 and thereafter, each participant may separately elect on an annual basis the method in which amounts deferred or contributed on such participant’s behalf for such year will be distributed in the event of a termination of employment. Such distributions may be made in a lump sum or in annual installments over a period not to exceed three years.

Distributions due to death or disability and scheduled distributions may only be made in a lump sum. Scheduled distributions may not be made with respect to any long-term awards deferred under the plan. Distributions of incentive units and of funds held in the common stock measurement fund may only be made in common stock of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth the amounts that would have been payable to each of our NEOs under the various scenarios for termination of employment or a change in control in the Company had such scenarios occurred on December 31, 2020. The price per share of Company stock that is used for purposes of the table is $34.02, the closing market price as of December 31, 2020. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or the change in control. In addition to the amounts reflected in the table, upon termination of employment each of the NEOs would also receive benefits under the Hancock Whitney Corporation Pension Plan, as described above, as well as benefits under the Hancock Whitney 401(k) plan, and for Mr. Exnicios only, benefits under the Whitney Holding Corporation Retirement Restoration Plan. Finally, the receipt of many of the payments and benefits listed in the table below are contingent upon the executive complying with certain covenants, which are described below.

Executive Benefits and Payments Upon Termination	Normal Retirement (1)	Death (2)	Disability (3)	CIC Only	Disability Involuntary Termination or Termination for Good Reason following CIC(4)	Termination in Connection with a Reduction in Force

John M. Hairston, President and Chief Executive Officer

2020 Annual Bonus	990,000	990,000	990,000	-	-	-

CIC Payment	-	-	-	-	5,727,329	-

Vesting of Long Term Incentives: RSA, PSA	-	1,534,597	2,652,721	-	2,652,721	57,086

Vesting of Nonqualified Deferred Compensation (5)	-	1,812,103	1,891,597	1,891,597	1,891,597	-

Medical Insurance	-	-	-	-	25,546	-

TOTAL	990,000	4,336,700	5,534,318	1,891,597	10,297,192	57,086

Michael M. Achary, Chief Financial Officer

2020 Annual Bonus	382,500	382,500	382,500	-	-	-

CIC Payment	-	-	-	-	1,698,983	-

Vesting of Long Term Incentives: RSA, PSA	-	518,975	851,861	-	851,861	25,370

Vesting of Nonqualified Deferred Compensation (5)	-	-	-	-	-	-

280G Cut-Back	-	-	-	-	-	-

Medical Insurance	-	-	-	-	8,267	-

TOTAL	382,500	901,475	1,234,361	-	2,559,111	25,370

D. Shane Loper, Chief Operating Officer

2020 Annual Bonus	423,750	423,750	423,750	-	-	-

CIC Payment	-	-	-	-	1,844,531	-

Vesting of Long Term Incentives: RSA, PSA	-	564,103	924,119	-	924,119	27,760

Vesting of Nonqualified Deferred Compensation (5)	-	1,560,104	1,560,104	1,560,104	1,560,104	-

Medical Insurance	-	-	-	-	17,030	-

TOTAL	423,750	2,547,957	2,907,973	1,560,104	4,385,785	27,760

Joseph S. Exnicios, President, Hancock Whitney Bank

2020 Annual Bonus	382,500	382,500	382,500	-	-	-

CIC Payment	-	-	-	-	1,698,983	-

Vesting of Long Term Incentives: RSA, PSA	428,539	400,359	614,628	-	614,628	25,370

Vesting of Nonqualified Deferred Compensation (5)	312,378	193,761	312,378	312,378	312,378	-

Medical Insurance	-	-	-	-	17,030	-

TOTAL	1,123,416	976,620	1,309,506	312,378	2,643,019	25,370

Executive Benefits and Payments Upon Termination	Normal Retirement (1)	Death (2)	Disability (3)	CIC Only	Disability Involuntary Termination or Termination for Good Reason following CIC(4)	Termination in Connection with a Reduction in Force

Cecil W. Knight Jr., Chief Banking Officer

2020 Annual Bonus	360,446	360,446	360,446	-	-	-

CIC Payment	-	-	-	-	1,575,218	-

Vesting of Long Term Incentives: RSA, PSA	-	109,306	109,306	-	109,306	35,228

Vesting of Nonqualified Deferred Compensation (5)	-	321,627	578,465	587,465	697,221	-

Medical Insurance	-	-	-	-	23,748	-

TOTAL	360,446	791,379	1,057,217	587,465	2,405,492	35,228

(1)

Mr. Exnicios would qualify for vesting of long-term incentives due to being the only executive to qualify for normal retirement as of December 31, 2020. Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume the maximum number of performance shares that were granted in 2018 and 2019 will be earned during the performance period. One-half of the 2019 and 2020 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2019 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2020. 100 percent of the 2019 grants with a two-year performance period will vest because the executive has worked 100 percent of the performance period as of December 31, 2020. One-third of the 2020 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2020. One-half of the 2020 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2020.

(2)

Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume the target number of performance shares that were granted in 2019 and 2020 will be earned during the performance period. One-half of the 2019 and 2020 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2019 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2020. 100 percent of the 2019 grants with a two-year performance period will vest because the executive has worked 100 percent of the performance period as of December 31, 2020. One-third of the 2020 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2020. One-half of the 2020 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2020. In addition to the amounts reported, upon death, the beneficiaries of Messrs. Hairston, Achary, Loper and Exnicios would be entitled to a $25,000 BOLI death benefit. These death benefits are payable by the contracted insurance carrier and not by the Company.

(3)

Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume the maximum number of performance shares that were granted in 2019 and 2020 will be earned during the performance period. One-half of the 2019 and 2020 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2019 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2020. 100 percent of the 2019 grants with a two-year performance period will vest because the executive has worked 100 percent of the performance period as of December 31, 2020. One-third of the 2020 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2020. One-half of the 2020 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2020. In addition to the amounts reported, upon disability, Messrs. Hairston, Achary and Loper would receive a monthly benefit of $7,500 under the Company’s long-term disability insurance policies. These disability benefits are payable by the contracted insurance carrier and not by the Company.

(4)

Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume the maximum number of performance shares that were granted in 2019 and 2020 will be earned during the performance period. One-half of the 2019 and 2020 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2019 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2020. 100 percent of the 2019 grants with a two-year performance period will vest because the executive has worked 100 percent of the performance period as of December 31, 2020. One-third of the 2020 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2020. One-half of the 2020 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2020.

(5)

The total balance under the Nonqualified Deferred Compensation Plan as of December 31, 2020 is shown in the Nonqualified Deferred Compensation Table. This table includes only the unvested amount that would become vested upon the occurrence of the specified event under the terms of the plan.

The following summarizes the impact of the various termination and change in control scenarios, which are illustrated in the table above.

Voluntary Termination

In the event of a voluntary termination by a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

For Cause Termination

In the event of a for cause termination of a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

Normal Retirement

In the event of normal retirement of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

●	Payment of the target bonus from the 2020 Executive Incentive Plan;
●

Vesting of a percentage of the performance stock awards granted in 2019 and 2020 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to retirement.

Death

In the event of the death of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

●	Payment of the target bonus from the 2020 Executive Incentive Plan;
●

Vesting of a percentage of the target performance stock awards granted in 2019 and 2020, with such vested percentage based on the portion of the performance period worked by the executive prior to death;

●	Immediate vesting of all outstanding restricted stock awards, with the exception of Mr. Knight who does not meet all of the conditions for immediate vesting;
●	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and
●	Beneficiaries of the deceased executive (except for Mr. Knight), would be entitled to a $25,000 death benefit to be paid by the contracted insurance carrier rather than by the Company.

Disability

In the event of the disability of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

●	Payment of the target bonus from the 2020 Executive Incentive Plan;
●

Vesting of a percentage of the performance stock awards granted in 2019 and 2020 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to becoming disabled;

●	Immediate vesting of all restricted stock awards, with the exception of Mr. Knight, who does not meet all of the conditions for immediate vesting;
●	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and
●	Monthly disability benefit of $7,500 for Messrs. Hairston, Achary and Loper to be paid by the contracted insurance carrier rather than by the Company.

Change in Control Only

In the event of a change in control (defined below) only, NEOs would be entitled to the following:

●

Restricted stock awards vest only if the Board of Directors exercises its discretion to vest such awards as a result of the post-transaction surviving entity choosing not to assume any obligations relating to such awards and choosing not to convert such awards into equivalent rights with respect to equity in the post-transaction surviving entity; and

●

Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan, but only to the extent such vesting does not cause the excise tax provisions of Code Section 4999 to be effective with respect to the executive.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Disability, Involuntary Termination or Termination for Good Reason following Change in Control

In the event of a disability, an involuntary termination, or a termination for good reason (defined below) of a NEO within two years following a change in control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

●

Immediate vesting (at the time of the change in control) of amounts indicated above under Change in Control Only, with subsequent vesting (at the time of the executive’s disability or termination of employment) of any restricted stock awards that did not vest at the time of the change in control;

●

Mr. Hairston would be entitled to a lump-sum payment equal to three times his base salary and average annual bonus (for the three most recent fiscal years); and Messrs. Achary, Loper, Exnicios, and Knight would be entitled to a lump-sum payment equal to two times their base salary and average annual bonus (for the three most recent fiscal years); and

●

Mr. Hairston would be entitled to up to 36 months of medical insurance continuation. Messrs. Achary, Loper, Exnicios and Knight would be entitled to up to 24 months of medical insurance continuation. Coverage would be provided at the same level of benefits as in effect at the time of the executive’s disability or termination of employment, and on the same cost sharing basis as in effect for active executives in comparable positions. Coverage would cease upon the executive becoming eligible for similar coverage provided by another employer.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Termination in Connection with a Reduction in Force

In the event of a termination of a NEO in connection with a reduction in force, in addition to any unpaid amounts previously earned during his term of employment, he would receive pro-rated vesting of previously granted restricted stock awards under the 2018, 2019 and 2020 grants based on the number of months elapsed since grant.

Definition of Change in Control

Generally, a change in control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

●

The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

●

The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Company;

●

The replacement during any 12-month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

●

The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

Definition of Good Reason

“Good Reason” shall generally mean any of the following occurring without the executive’s consent:

●	a material diminution in the executive’s position, authority, duties or responsibilities from those which the executive held immediately prior to the effective date of the change in control;
●	requiring the executive to be based at any office which is a material change from the geographic location of the office at which the executive was employed immediately prior to the change in control;
●	a material diminution in the budget over which the executive retains authority;
●	a material diminution in the executive’s annual base salary; or
●	any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless (1) the executive provides the Company with notice of the existence of such condition within 90 days of the initial existence thereof and a period of at least 30 days following such notice within which to remedy such condition, and (2) the executive terminates employment within two years of the initial existence of such condition.

Conditions Applicable to Receipt of Payments and Benefits

All payments and benefits to or on behalf of the NEOs (other than accelerated vesting of Long-Term Incentives and Nonqualified Deferred Compensation) in the event of disability, involuntary termination or termination for good reason upon a change in control are contingent upon such executives complying with confidentiality, non-solicitation and non-disparagement covenants during their terms of employment and for two years thereafter.

PROPOSAL NO. 2
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, as amended, we are seeking shareholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules (the say-on-pay proposal). In your consideration of how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement – our Compensation Discussion and Analysis (including its executive summary), the compensation tables, and the accompanying narrative disclosures and footnotes regarding our executive compensation program. Shareholders are asked to vote, on an advisory basis, to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the Company’s 2021 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.

While this say-on-pay proposal is advisory only and the voting results are not binding, our Compensation Committee and Board will consider the outcome of the vote when making future compensation decisions for our named executive officers. It is our current policy to provide you this advisory voting opportunity annually. Accordingly, you will have the opportunity to vote on whether to approve, on an advisory basis, the compensation of our NEOs again at our 2022 annual meeting of shareholders.

We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Shareholder Communications” below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

TRANSACTIONS WITH RELATED PERSONS

The Company, through the Bank, has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families and their associates. The Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company. At the time made, no such loans involved more than the normal risk of collectability or presented other unfavorable features that require disclosure in the proxy statement.

The Bank employs several relatives of directors and executive officers, including two employees who were paid or otherwise earned compensation exceeding $120,000 in the aggregate during 2020. These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.

●

Taylor R. Backstrom, the stepson of Robert Roseberry, one of our directors, was employed by the Bank as a Commercial Banker. During 2020, Taylor Backstrom received total cash compensation of $161,398. Mr. Backstrom also received benefits valued at $31,248. These benefits include matching contributions to the Hancock Whitney 401(k) plan, restricted stock dividends and a change in retirement pension plan value.

●

Jay R. Exnicios, the brother of Joseph S. Exnicios, one of our executive officers and President of the Bank, is employed by the Bank as a Corporate Banker. During 2020, Jay Exnicios received total cash compensation of $311,094. Mr. Exnicios received stock awards valued at $36,255 (which will not fully vest until 2024). He also received benefits valued at $160,532. These benefits include matching contributions to the Hancock Whitney 401(k) plan, restricted stock dividends and a change in retirement pension plan value.

Our Corporate Governance Guidelines require that we review all transactions that may be required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Generally, the Audit Committee will be responsible for reviewing and approving all Related Party Transactions.

The Company provides brokerage services and investment advisory services and offers annuities and insurance products through its subsidiary Hancock Whitney Investment Services, Inc. (HWIS). It conducts virtually all of its other business activities through the Bank, or through the Bank’s subsidiaries, and those business activities primarily consist of offering deposit accounts, making loans, and engaging in trust business. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by depository institutions such as banks that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Bank and HWIS. With respect to lending activities, the Bank has a special written policy governing affiliate and insider lending transactions. This policy prohibits extensions of credit to insiders, as defined in the policies, unless the extension of credit:

●

is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with members of the general public; and

●	does not involve more than the normal degree of risk or other unfavorable factors.

Audit Committee review is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds $120,000 and does not meet the criteria noted above or which becomes a past due, nonaccrual, restructured or a potential problem loan as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the board of directors of the bank extending credit must approve in advance any extension of credit to any director or executive officer or any of their related interests where the aggregate lending relationship exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Bank may make extensions of credit to an executive officer:

●	in any amount to finance the education of his or her children;
●	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;
●

in any amount provided that the extension of credit is secured by U.S. Government obligations, which is the subject of an unconditional takeout commitment or guarantee by a U.S. Government entity, or a perfected security interest in a segregated deposit account of the Bank; or

●	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

An extension of credit covered by Regulation O to executive officers must be (1) promptly reported to the board of directors of the bank extending such credit; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to insider lending transactions discussed above, the Company has appointed an officer (the Regulation O Monitoring Officer) to assist Bank employees in identifying and reviewing pertinent transactions with identified insiders. The Regulation O Monitoring Officer annually receives lists of all directors and executive officers of the Company and the Bank from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information collected from directors and designated executive officers includes the names of these individuals and their family members, as well as the names of their related interests. This information is compiled based on questionnaires our directors and designated executive officers submit to the Corporate Secretary. Information available from public databases and the Bank’s records supplement the data. The Bank’s Regulation O Monitoring Officer directly compiles information regarding other insiders designated by the Board of Directors as subject to Regulation O, their family members and related interests. The Bank’s officers managing proposed extensions of credit to insiders are responsible for confirming that the proposed extensions of credit are in compliance with the Bank’s policies on insider transactions. The Regulation O Monitoring Officer will promptly notify our Corporate Secretary in the event the Regulation O Monitoring Officer detects an extension of credit to an insider that appears to violate the policy.

The Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions or that might impair a non-employee director’s independence under SEC rules or NASDAQ listing rules.

These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any insider transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a non-employee director from meeting NASDAQ or SEC independence requirements to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Code of Business Ethics for Officers and Associates, the Code of Ethics for Financial Officers, and the Code of Ethics for Directors. These codes, which are available on the Governance Documents page of the Investor Relations website at investors.hancockwhitney.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest. Employees are also prohibited from handling any customer relationship involving themselves, their relatives or affiliated businesses. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and shall report any violations to the Board for further action.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

The Company’s Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2020. As part of its role in overseeing the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee pre-approve the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within pre-approved fee levels. Unless otherwise provided, such pre-approvals shall remain in effect for 12 months. The Audit Committee may revise the list of generally pre-approved services from time to time. The Audit Committee may also grant general pre-approval for other permissible non-audit services classified as all other services, provided that such services would not impair the independent registered public accounting firm’s independence. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such action, the Audit Committee Chair or her designee may pre-approve individual engagements up to a limit of $100,000. Any pre-approval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2020, the Audit Committee pre-approved all services provided by PwC.

Fees and Related Disclosures for Accounting Services

The Audit Committee pre-approved all professional services provided by PwC and the related fees in 2020 and 2019. The following table discloses the fees for professional services provided by PwC in each of the last two fiscal years to the Company and its subsidiaries:

	2020	2019
Audit Fees(1)	$1,905,000	$2,063,719
Audit-Related Fees (2)	310,000	211,200
Tax Fees (3)	190,905	251,580
All Other Fees (4)	900	900

Total	$2,406,805	$2,527,399

(1)

Relates to services rendered in connection with the audits of the consolidated financial statements of the Company, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.

(2)	Relates to services rendered in connection with audits of Company subsidiaries, assurance services for compliance reporting, registration statements and comfort letters.

(3)	Relates to permissible tax services.

(4)	Relates to permissible advisory services.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) pre-approve all audit or permissible non-audit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible non-audit services. The Audit Committee monitors management’s evaluation of the effectiveness of internal control over financial reporting and retains and monitors the activities of PwC. The Audit Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting. The Audit Committee reviews and reassesses the adequacy of the Audit Committee charter on an annual basis. The Audit Committee is in compliance with the Audit Committee Charter.

Management has the primary responsibility for the financial statements and reporting processes, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2020, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2020. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm the matters required to be communicated by the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting. Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The Audit Committee held one executive session in 2020 and held two executive sessions with its independent accountants in 2020.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2020 be included in the Annual Report on Form 10-K for filing with the SEC. The Audit Committee has selected PwC as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2021, subject to ratification by a majority of the shares represented at the annual meeting.

Audit Committee of the Board of Directors,

Christine L. Pickering, Chair

Sonya C. Little, Vice Chair

Hardy B. Fowler

Jerry L. Levens

Robert W. Roseberry

PROPOSAL NO 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and to attest to the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and until their successors are selected. PwC has served continuously as the Company’s auditor since 2009. PwC is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor. In addition, the Audit Committee recognizes that restrictions exist as to the hiring of any current or former partner, principal, shareholder or professional employee of its independent auditor and has reasonable measures in place to ensure any such potential candidates are reviewed prior to hiring for compliance with such restrictions. The Audit Committee also requires the lead PwC partner assigned to the Company’s audit to be rotated at least every five years. The Audit Committee and its chairperson are directly involved in the selection of the new lead partner.

Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on PwC and its peer firms; (ii) PwC’s tenure as our independent auditor and its familiarity with our operations and business, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and expertise; (iv) whether the firm or any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters; and (v) PwC’s independence. Based on this evaluation, the members of the Audit Committee and the Company’s Board believe that the continued retention of PwC in 2021 is in the best interests of the Company and its shareholders.

The Board anticipates that representatives of PwC will be in attendance at the annual meeting and will be available to respond to questions.

Although not required to do so, the Company’s Board has chosen to submit its selection of PwC for ratification by the Company’s shareholders. It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this selection. If this proposal does not pass, the Audit Committee will reconsider the selection. The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO

AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR 2021.

SHAREHOLDER COMMUNICATIONS

The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is set out in the Corporate Governance Guidelines, which are available to shareholders on the Governance Documents page of the Investor Relations section of our website at investors.hancockwhitney.com.

OTHER MATTERS

We do not know of any matters to be presented at our 2021 annual meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

SEC Rule 14a-8 If you are a shareholder who would like us to include your proposal in our notice of the 2022 annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 9, 2021. If you do not follow Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy statement.

Advance notice procedures Under our Bylaws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Company. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our Bylaws for a director nomination or other business, and director nominations must include the related questionnaire and agreement specified in our Bylaws. If you would like to receive a printed copy of our Bylaws at no cost you may request these by contacting Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Whitney Corporation, Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501 or at P.O. Box 4019, Gulfport, MS 39502.

Based on this year’s annual meeting date, to be timely, the written notice must be delivered not earlier than December 22, 2021 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than January 21, 2022 (the 90th day prior to the first anniversary of this year’s annual meeting) to the Corporate Secretary at our principal executive offices by mail or overnight delivery service.

These advance notice procedures are separate from the procedures you must follow to submit a director nominee for consideration by the Corporate Governance Committee for recommendation to the Board for election as described under Board of Directors and Corporate Governance — Board Committees — Corporate Governance and Nominating Committee – Identification of New Directors and from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement pursuant to SEC Rule 14a-8 referred to above.

The proxies we appoint for the 2021 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

At the annual meeting, the Chairperson or other officer presiding will determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our Bylaws, and shall have the authority to declare that a defective proposal or nomination be disregarded.

Please direct any questions about the requirements or notices in this section by writing to Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Whitney Corporation, Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501 or at P.O. Box 4019, Gulfport, MS 39502.

By Order of the Board of Directors.

Jerry L. Levens	John M. Hairston
Chairman of the Board	President and CEO

Dated: March 9, 2021

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Operating Revenue and Operating Pre-Provision Net Revenue, and Operating Earnings and Earnings Per Share (Operating EPS) are non-GAAP financial measures that exclude income or expense considered to be nonoperating in nature. Items identified as nonoperating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in the Company’s business. Operating Revenue and Operating Pre-Provision Net Revenue are presented on a taxable equivalent (te) basis to adjust for the tax-favored status of net interest income from certain loans and investments using the statutory federal tax rate. Operating Revenue is defined as net interest income (te) and noninterest income less nonoperating income. Operating Pre-Provision Net Revenue is defined as operating revenue less noninterest expense, excluding nonoperating items. Management believes these are useful financial measures because they enable investors and others to gain a better understanding of the Company’s performance period over period, as well as measure management’s success in executing its strategic initiatives. Operating pre-provision net revenue is also a useful financial measure to assess the Company’s ability to generate capital to cover credit losses through a credit cycle. Operating Earnings are reported net income excluding nonoperating items net of income tax. Operating Earnings per Share is defined as operating earnings expressed as an amount available to each common shareholder on a diluted basis.

A reconciliation of these measures to GAAP measures is presented in the tables below:

Table 1. Operating Pre-Provision Net Revenue (Operating Leverage) – Years Ended December 31, 2020 and 2019

	Years Ended December 31,
(in thousands)	2020	2019
Net interest income	$ 942,523	$ 895,217
Noninterest income	324,428	315,907
Total revenue	1,266,951	1,211,124
Taxable equivalent adjustment (a)	13,000	14,774
Nonoperating revenue	-	-
Operating revenue (te)	1,279,951	1,225,898
Noninterest expense	(788,792)	(770,677)
Nonoperating expense	-	32,666
Operating pre-provision net revenue (te)	$ 491,159	$ 487,887

(a) Taxable equivalent (te) amounts are calculated using the statutory federal income tax rate.

Table 2. Operating Earnings and Operating Earnings per Share – Years Ended December 31, 2020 and 2019

(in thousands, except per share)	Earnings	EPS
Year Ended December 31, 2020:
Net income	$ (45,174)	$ (0.54)
Net nonoperating items, after tax	-	-
Operating earnings and Operating EPS	$ (45,174)	$ (0.54)

Year Ended December 31, 2019:
Net income	$ 327,380	$ 3.72
Nonoperating items, after tax	25,806	0.29
Operating earnings and Operating EPS	$ 353,186	$ 4.01

HANCOCK WHITNEY INVESTOR RELATIONS P.O. BOX 61260 NEW ORLEANS, LA 70161 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 20, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HWC2021 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern on Time April 20, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D37087-P48170-Z78853 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HANCOCK WHITNEY CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors For ALL Withhold All For All Except [    ] [    ] [    ] To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the withheld nominee(s) on the line below. Nominees: 01) John M. Hairston 02) James H. Home 03) Suzette K. Kent 04) Jerry L. Levens 05) Christine L. Pickering The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve, on an advisory basis, the compensation of our named executive officers. 3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2021. For Against Abstain [    ] [    ] [    ] [    ] [    ] [    ] NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 58

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com. D37088-P48170-Z78853 HANCOCK WHITNEY CORPORATION PROXY FOR 2021 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Hancock Whitney Corporation does hereby nominate, constitute, and appoint Michael M. Achary and Joseph S. Exnicios, and each of them jointly and severally, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of common stock of Hancock Whitney Corporation, that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 A.M. Central Time, April 21, 2021 at www.virtualshareholdermeeting.com/HWC2021 or any adjournments or postponements thereof. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3, AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING. Continued and to be signed on reverse side 59